Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

Alliqua BioMedical, Inc.

and

ALQA CEDAR, INC.

and

CELLERATION, INC.

and

THE STOCKHOLDER REPRESENTATIVE

Dated as of February 2, 2015

i

ii

iii

Exhibit A	Bridge Loan

iv

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), is made and entered into as of February 2, 2015, by and among Alliqua BioMedical, Inc., a Delaware corporation (“Parent”), ALQA Cedar, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Celleration, Inc., a Delaware corporation (the “Company”), and the Stockholder Representative (as defined herein).

RECITALS

WHEREAS, the parties intend that the Company be merged with and into Merger Sub, with Merger Sub surviving that merger on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company and its stockholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (c) resolved to recommend adoption of this Agreement by the stockholders of the Company in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, the respective boards of directors of Parent and Merger Sub have unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Parent, Merger Sub and their respective stockholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger and (c) resolved to recommend adoption of this Agreement by the stockholders of Parent in accordance with the DGCL;

WHEREAS, a portion of the cash otherwise payable by Parent to the stockholders, optionholders and warrantholders of the Company in connection with the Merger shall be placed in escrow by Parent, the release of which shall be contingent upon certain events and conditions, all as set forth in this Agreement and the Escrow Agreement (as defined herein);

WHEREAS, Parent, Merger Sub and the Company intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, and to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, the stockholders of the Company collectively owning, at the time of execution, in excess of 70% of the issued and outstanding shares of the Company Common Stock (calculated on a fully diluted basis and as if all Company Preferred Stock is converted to Company Common Stock and as if all Options and Company Warrants are exercised; provided, that such stockholders shall also own at least a majority of the outstanding Company Preferred Stock) have executed and delivered a voting agreement (the “Voting Agreement”) with Parent pursuant to which, among other things, the Stockholders have agreed, subject to the terms thereof, to authorize and approve this Agreement and the related Plan of Merger, the Merger and the other transactions contemplated hereby and to lock-up the Parent Shares received in the Merger for a period of six months; and

WHEREAS, each of the Company, Parent and Merger Sub desires to make certain representations, warranties, covenants and agreements in connection with this Agreement and also to prescribe various conditions to the consummation of the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I

Definitions

The following terms have the meanings specified or referred to in this Article I:

“2014 Audited Financial Statements” means the Company's audited financial statements consisting of the balance sheet of the Company as at December 31, 2014 and the related statements of income and retained earnings, stockholders' equity and cash flow for the year then ended.

“2014 Fiscal Year” means the fiscal years ending December 31, 2014.

“2015 Fiscal Year” has the meaning set forth in Section 2.18(c)(i).

“2016 Fiscal Year” has the meaning set forth in Section 2.18(a)

“2017 Fiscal Year” has the meaning set forth in Section 2.18(a).

“2018 Fiscal Year” has the meaning set forth in Section 2.18(a).

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“Acquisition Proposal” means any inquiry, contract, proposal or offer (whether or not in writing and whether or not delivered to the stockholders of the Company generally) relating to any of the following (other than the transactions contemplated by this Agreement or the Merger): (a) any merger, share exchange, tender offer for capital stock, recapitalization, consolidation or other business combination transaction directly or indirectly involving the Company, (b) the acquisition in any manner, directly or indirectly, of any business segment of the Company, in each case in a single transaction or a series of related transactions, (c) any proposal for the issuance or sale by the Company of 15% or more of the Shares or (d) any direct or indirect acquisition of beneficial ownership (as defined under Section 13(d) of the Exchange Act) of 15% or more of the Shares of the Company whether in a single transaction or a series of related transactions.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means the Escrow Agreement and the Voting Agreement.

“Audited Financial Statements” has the meaning set forth in Section 3.06.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Basket” has the meaning set forth in Section 8.04(a).

“Benefit Plan” has the meaning set forth in Section 3.17(a).

“Bridge Loan” means a loan with a principal amount equal to $1,000,000 in cash payable upon the terms and conditions set forth in the Promissory Note in the form attached hereto as Exhibit A.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York City, New York are authorized or required by Law to be closed for business.

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“Cash Calculation” has the meaning set forth in Section 2.19.

“Cash Purchase Price” means cash equal to fifty percent (50%) of the Purchase Price.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Certificate” has the meaning set forth in Section 2.11(a).

“Certificate of Merger” has the meaning set forth in Section 2.04.

“Change of Board Recommendation” has the meaning set forth in Section 5.03(e).

“Change of Control Payment” means the amount equal to (x) $49,500,000.00 minus (y) the sum of (1) the Purchase Price, (2) any and all MIST Payments made as of the closing of the Extraordinary Transaction and (3) any and all Earn-Out Payments made as of the closing of the Extraordinary Transaction.

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 2.02.

“Closing Indebtedness Certificate” means a certificate executed by the Chief Financial Officer of the Company certifying on behalf of the Company an itemized list of all outstanding Indebtedness as of the open of business on the Closing Date and the Person to whom such outstanding Indebtedness is owed and an aggregate total of such outstanding Indebtedness.

“Closing Merger Consideration” means the Purchase Price, plus (a) the Estimated Closing Adjustment, (b) the aggregate exercise prices of all Options (other than Out-of-Money Options) and the aggregate strike price of all Outstanding Warrants (other than Out-of-Money Warrants), minus (v) the Indemnification Escrow Amount, (w) the Stockholder Representative Expense Amount, (x) the outstanding Indebtedness of the Company as of the open of business on the Closing Date, and (y) the amount of unpaid Transaction Expenses of the Company as of the open of business on the Closing Date.

“Closing Per Share Merger Consideration” means (a) the Closing Merger Consideration minus the Preferred Stock Preference, divided by (b) the Fully Diluted Share Number.

“Closing Transaction Expenses Certificate” means a certificate executed by the Chief Financial Officer of the Company, certifying the amount of Transaction Expenses remaining unpaid as of the open of business on the Closing Date (including an itemized list of each such unpaid Transaction Expense with a description of the nature of such expense and the Person to whom such expense is owed).

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“Closing Working Capital” means: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the open of business on the Closing Date, which shall include, without limitation, the effects of the Bridge Loan, if any; provided that in no event shall the Closing Working Capital include the effect of the Option Exercise Notes, if any.

“Closing Working Capital Statement” has the meaning set forth in Section 2.17(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Board” has the meaning set forth in the recitals.

“Company Board Recommendation” has the meaning set forth in Section 3.02(b).

“Company Charter Documents” has the meaning set forth in Section 3.03.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Information” has the meaning set forth in Section 5.11(a).

“Company Intellectual Property” means all Intellectual Property that is owned by the Company or used by the Company in the conduct of the Company’s business.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other written Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound, excluding Contracts for commercially available “off the shelf” software or technology products.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Company Preferred Stock” means the Company’s Series AA Preferred Stock, $0.01 par value per share.

“Company Products” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company and all products or services currently under development by the Company as of the Closing Date and any improvements, modifications or derivatives of such products or services utilizing or relying in any way on ultrasonic energy, other than ultrasonic energy products or services that Parent acquires from third parties after the Closing and any improvements, modifications or derivatives of such products or services utilizing or relying in any way on such ultrasonic energy products or services that Parent acquires from third parties after the Closing.

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“Company Revenue” means the revenue recognized for the applicable fiscal year by Parent in its audited consolidated statement of operations from the sale of Company Products.

“Company Stock” means Company Common Stock and Company Preferred Stock.

“Company Stockholders’ Meeting” has the meaning set forth in Section 5.04(d).

“Company Warrants” has the meaning set forth in Section 2.09(b).

“Confidentiality Agreement” has the meaning set forth in Section 5.02(b).

“Consideration Spreadsheet” has the meaning set forth in Section 2.21(a).

“Contingent Payments” has the meaning set forth in Section 2.08(b).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Assets” means cash and cash equivalents, accounts receivable, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Parent will not receive the benefit following the Closing, (b) deferred Tax assets and (c) receivables from any of the Company's Affiliates, directors, employees, officers or Stockholders and any of their respective Affiliates, determined in accordance with GAAP, all applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, but excluding payables to any of the Company's Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, deferred Tax Liabilities, Transaction Expenses and the current portion of any Indebtedness of the Company, determined in accordance with GAAP, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“D&O Indemnified Party” has the meaning set forth in Section 5.09(a).

“D&O Indemnifying Parties” has the meaning set forth in Section 5.09(b).

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“D&O Tail Policy” has the meaning set forth in Section 5.09(c).

“DGCL” has the meaning set forth in the recitals.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by the Company and Parent concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.17(c)(iii).

“Dissenting Shares” has the meaning set forth in Section 2.10.

“Dollars or $” means the lawful currency of the United States.

“Earn-Out Cash” has the meaning set forth in Section 2.18(c)(iv).

“Earn-Out Consideration” has the meaning set forth in Section 2.18(c)(iv).

“Earn-Out Fiscal Years” has the meaning set forth in Section 2.18(c)(i).

“Earn-Out Objection Notice” has the meaning set forth in Section 2.18(c)(iii).

“Earn-Out Reference Date” means December 31 of the applicable Earn-Out Fiscal Year.

“Earn-Out Shares” has the meaning set forth in Section 2.18(c)(iv).

“Earn-Out Shares Cap” has the meaning set forth in Section 2.18(c)(iv).

“Effective Time” has the meaning set forth in Section 2.04.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Attributes” means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of the Company as of: (i) the date of this Agreement; and (ii) future years for which allocations have been established and are in effect as of the date of this Agreement.

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“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

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“Equity Interests” means (a) any partnership interests, (b) any membership interests or units, (c) any shares of capital stock, (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (e) any subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any Person to purchase or otherwise acquire membership interests or units, capital stock, or any other equity securities, (f) any securities convertible into or exercisable or exchangeable for partnership interests, membership interests or units, capital stock, or any other equity securities or (g) any other interest classified as an equity security of a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” means Wilmington Trust, N.A., a national banking association as escrow agent.

“Escrow Agreement” means the Escrow Agreement to be entered into by Parent, the Stockholder Representative and the Escrow Agent at the Closing.

“Escrow Fund” has the meaning set forth in Section 2.12

“Estimated Closing Adjustment” has the meaning set forth in Section 2.17(a)(ii).

“Estimated Closing Working Capital” has the meaning set forth in Section 2.17(a)(i).

“Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.17(a)(i).

“Excess MIST Net Sales” has the meaning set forth in Section 2.18(a).

“Excess Revenue” has the meaning set forth in Section 2.18(c)(iv).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including all rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.11(b).

“Expense Payment” has the meaning set forth in Section 9.02(b)(ii).

“Extraordinary Transaction” has the meaning set forth in Section 2.18(d).

“FDA” means the United States Food and Drug Administration.

“Fee Letter” has the meaning set forth in Section 4.06.

“Filed Contract” has the meaning set forth in Section 4.12.

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“Final Revenue Statement” has the meaning set forth in Section 2.18(c)(iii).

“Financial Statements” has the meaning set forth in Section 3.06.

“Financing” has the meaning set forth in Section 4.06.

“Financing Commitment Letter” has the meaning set forth in Section 4.06.

“Financing Parties” has the meaning set forth in Section 5.11(a).

“FIRPTA Statement” has the meaning set forth in Section 6.13.

“Fully Diluted Share Number” means (a) the aggregate number of Shares outstanding immediately prior to the Effective Time (other than Shares owned by the Company which are to be cancelled and retired in accordance with Section 2.08(a)) determined on an as if converted to Company Common Stock basis, plus (b) the aggregate number of Shares issuable upon the exercise in full of all Options (whether vested or unvested) outstanding immediately prior to the Effective Time and Outstanding Warrants as of immediately prior to the Effective Time (other than Out-of-Money Options and Out-of-Money Warrants, which shall be excluded from the calculation of the Fully Diluted Share Number).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Contracts” has the meaning set forth in Section 3.09(a)(ix).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Authorization” means any:  (a) approval, permit, license, certificate, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law; or (b) right under any Contract with any Governmental Authority.

“Governmental Programs” has the meaning set forth in Section 2.15(d).

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

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“Hazardous Materials” means any material regulated because of its effect or potential effect on human health or the environment, including: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Health Care Legal Requirement” means any Law relating to health care regulatory matters, including, without limitation (a) 42 U.S.C. §§ 1320a-7, 7a and 7b, which are commonly referred to as the “Medicare-Medicaid Anti-Fraud and Abuse Amendments,” (b) 42 U.S.C. § 1395nn and all regulations promulgated thereunder, which are commonly referred to as the “Stark Law,” (c) 31 U.S.C. §§ 3729-3733, which is commonly referred to as the “Federal False Claims Act,” (d) HIPAA, (e) the Occupational Safety and Health Act and all regulations promulgated under such legislation, (f) the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 321 et seq., and all regulations promulgated thereunder, (g) the Clinical Laboratory Improvement Amendments, and all regulations promulgated thereunder, including 42 C.F.R. Part 493, (h) applicable laws of the United States Drug Enforcement Administration and all regulations promulgated thereunder, (i) applicable state anti-kickback, fee-splitting and patient brokering laws, (j) state information privacy and security laws, and (k) state laws governing the licensure and operation of clinical laboratories.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, Title II, Subtitle F, Sections 261-264, Public Law 104-191, and the Standards for Privacy of Individually Identifiable Health Information, 45 C.F.R. Parts 160-164 as of the effective dates of such laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“In-Money Option” means any Option other than an Out-of-Money Option.

“Indebtedness” means, without duplication and with respect to the Company, other than the Bridge Loan (if any) all (a) indebtedness for borrowed money, (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Working Capital), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments, (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement, (e) capital lease obligations, (f) reimbursement obligations under any letter of credit, banker's acceptance or similar credit transactions, (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f) and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Indemnification Escrow Amount” means the Indemnification Escrow Shares and the Indemnification Escrow Cash.

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“Indemnification Escrow Cash” means $1,500,000.

“Indemnification Escrow Shares” means a number of Parent Shares determined by dividing (a) $1,000,000 by (b) the Parent Stock Value.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountant” has the meaning set forth in Section 2.17(c)(iii).

“Insurance Policies” has the meaning set forth in Section 3.13.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites, accounts with Twitter, Facebook and other social media companies, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor's certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“IRB” has the meaning set forth in Section 3.26.

“Knowledge” means, when used with respect to the Company, the actual knowledge of Mark Wagner or Christopher Geyen, after making due and appropriate inquiry of the applicable department head with respect to such subject matter.

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“Law” means any federal, state, local, municipal, foreign or international, multinational other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority, including, without limitation, any Health Care Legal Requirement or related or similar statutes pertaining to any Governmental Programs or the regulations or requirements promulgated pursuant to any of such statutes.

“Lender” has the meaning set forth in Section 4.06.

“Letter of Transmittal” has the meaning set forth in Section 2.11(c).

“Liabilities” has the meaning set forth in Section 3.07.

“Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, consequential damages or incidental damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Majority Holder” has the meaning set forth in Section 10.01(b).

“Material Adverse Effect” means any event, occurrence, fact, condition, circumstance or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, but shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 3.03 and Section 5.08; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) and/or (vi) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses; or (b) the ability of the Company to consummate the transactions contemplated hereby on a timely basis.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Customers” has the meaning set forth in Section 3.12(a).

“Material Suppliers” has the meaning set forth in Section 3.12(b).

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“Medicare and Medicaid Programs” has the meaning set forth in Section 3.15(d).

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” means the Closing Merger Consideration, together with (a) those portions of the Escrow Fund and the Post-Closing Adjustment (if any) that the Stockholders, the Optionholders and the Warrantholders become entitled to receive pursuant to the terms of this Agreement and the Escrow Agreement, (b) the Earn-Out Consideration, if any, (c) the MIST Payments and (d) the MIST Shares.

“Merger Shares” means a number of Parent Shares determined by dividing (a) fifty percent (50%) of the Purchase Price by (b) the Parent Stock Value.

“Merger Sub” has the meaning set forth in the preamble.

“MIST Net Sales” means the net revenues that are directly and solely attributed to the sale, lease or rental of the MIST Products by Parent in the United Kingdom, calculated in accordance with GAAP consistent with the Company’s prior accounting methods.

“MIST Payment Fiscal Years” has the meaning set forth in Section 2.18(a).

“MIST Payments” has the meaning set forth in Section 2.18(a).

“MIST Products” means the durable (ultrasound generator and transducer) and disposable (applicator kits) components of the MIST Therapy System and Ultra MIST System and any improvements, modifications or derivatives of such products utilizing or relying in any way on ultrasonic energy, other than with respect to ultrasonic energy products that Parent acquires from third parties after the Closing.

“MIST Shares” has the meaning set forth in Section 2.18(b).

“Nasdaq” means the NASDAQ Capital Market.

“NICE” means the National Institute for Health and Care Excellence of the United Kingdom.

“NICE Approval” has the meaning set forth in Section 2.18(a).

“NICE Approval Date” has the meaning set forth in Section 2.18(a).

“Non-U.S. Benefit Plan” has the meaning set forth in Section 3.17(a).

“Option” means any option to purchase Company Common Stock granted under the Stock Option Plan and still outstanding as of immediately prior to the Effective Time.

“Optionholder” means a holder of an Option.

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“Option Exercise Notes” means promissory notes issued between the date hereof and the Closing pursuant to which the Company loans to Optionholders the exercise price in connection with the exercise of the Option by the Optionholder and which shall be due and payable on the Closing in cash or by reduction of the amount of the Closing Merger Consideration payable to such Optionholder.

“Out-of-Money Options” means Options having an exercise price in excess of the Closing Per Share Merger Consideration, calculated for this purpose as if all Options were included in clause (b) of the definition of “Closing Merger Consideration” and in the definition of “Fully Diluted Share Number.”

“Out-of-Money Warrants” means Outstanding Warrants having a strike price in excess of the Closing Per Share Merger Consideration, calculated for this purpose as if all Outstanding Warrants were included in clause (b) of the definition of “Closing Merger Consideration” and in the definition of “Fully Diluted Share Number.”

“Outside Date” has the meaning set forth in Section 9.01(d)(iii).

“Outstanding Warrant” has the meaning set forth in Section 2.09(b).

“Parent” has the meaning set forth in the preamble.

“Parent Indemnitees” has the meaning set forth in Section 8.01.

“Parent Securities Documents” means all registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by Parent with applicable securities regulatory authorities, including the SEC, and with self-regulatory organizations, together with all exhibits thereto.

“Parent Shares” means shares of Parent’s common stock, par value $0.001.

“Parent Stock Value” means $4.7985, which is the numerical average of the volume weighted average prices on Nasdaq (as reported by Bloomberg, L.P.) for one Parent Share for the forty five (45) consecutive trading days immediately preceding the second trading day prior to the date of this Agreement.

“Parent Stockholders’ Meeting” has the meaning set forth in Section 5.04(e).

“Parent Volume Weighted Average Price” means the numerical average of the volume weighted average prices on Nasdaq (as reported by Bloomberg, L.P.) for one Parent Share for the forty five (45) consecutive trading days immediately preceding the trading day prior to the Earn-Out Reference Date.

“Payment Program” has the meaning set forth in Section 3.15(e).

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“Permits” means all material permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Per Share Preference” means the Preferred Stock Preference divided by the number of shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.17(b)(ii).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Surviving Corporation for any Post-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Preliminary Revenue Statement” has the meaning set forth in Section 2.18(c)(i).

“Preferred Stock Preference” means amounts paid or payable to holders of Company Preferred Stock upon the Closing in preference to holders of Company Common Stock pursuant to the Company Charter Documents.

“Private Programs” has the meaning set forth in Section 3.15(d).

“Pro Rata Share” means, with respect to any Stockholder, Optionholder or Warrantholder, such Person's ownership interest in the Company as of immediately prior to the Effective Time, determined by dividing (a) the number of Shares owned of record by such Person as of immediately prior to the Effective Time determined on an as if converted to Company Common Stock basis, plus the number of Shares issuable upon exercise of all Options held by such Person as of immediately prior to the Effective Time (other than Out-of-Money Options) plus the number of Shares issuable upon exercise of all Outstanding Warrants by such Person as of immediately prior to the Effective Time (other than Out-of-Money Warrants), by (b) the Fully Diluted Share Number.

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“Proxy Statement/Prospectus” has the meaning set forth in Section 5.04(a).

“Purchase Price” means $30,415,000.00, consisting of the Cash Purchase Price and the Merger Shares; provided, that such amount shall be adjusted to equal 3.5 multiplied by actual Company Revenue for the 2014 Fiscal Year based on the Company’s 2014 Audited Financial Statements, a copy of which shall be provided to Parent along with the revised Purchase Price calculation.

“Qualified Benefit Plan” has the meaning set forth in Section 3.17(c).

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Reference Period” means the twelve calendar month period immediately preceding the calendar month in which NICE Approval was obtained.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Representative Losses” has the meaning set forth in Section 10.01(c).

“Requisite Company Vote” has the meaning set forth in Section 3.02(a).

“Requisite Parent Vote” means the affirmative vote or consent of Parent stockholders representing that number of Parent Shares required to approve the issuance of Parent Shares pursuant to the terms of this Agreement under applicable Nasdaq rules.

“Resolution Period” has the meaning set forth in Section 2.17(c)(ii).

“Restricted Nations” means the Balkans, Belarus, Burma (Myanmar), Cote d’Ivoire (Ivory Coast), Cuba, Democratic Republic of the Congo, Iraq, Iran, Lebanon, Liberia, Libya, North Korea, Somalia, Sudan, Syria or Zimbabwe.

“Revenue Target” has the meaning set forth in Section 2.18(c)(i).

“Review Period” has the meaning set forth in Section 2.17(c)(i).

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“S-4 Registration Statement” has the meaning set forth in Section 5.04(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, including all rules and regulations promulgated thereunder.

“Shares” has the meaning set forth in Section 2.08(a).

“Standstill Agreement” has the meaning set forth in Section 5.03(b).

“Statement of Objections” has the meaning set forth in Section 2.17(c)(ii).

“Stock Option Plan” means the Celleration, Inc. Amended and Restated 2002 Stock Option Plan.

“Stockholder” means a holder of Company Stock.

“Stockholder Indemnitees” has the meaning set forth in Section 8.03.

“Stockholder Representative” means a committee consisting of George Arida, Christopher Geyen and Edson Spencer, Jr. (provided that Parent and Merger Sub are entitled to rely exclusively on the statements, communications, agreements and signature of Christopher Geyen as statements, communications, agreements and signature of the Stockholder Representative) or a provider of stockholder services engaged by such committee to serve as Stockholder Representative as set forth in a written notice to Parent.

“Stockholder Representative Expense Amount” means $100,000 or such greater amount set forth in a notice by the Company to Parent at least five (5) Business Days prior to the Closing.

“Stockholder Representative Expense Fund” has the meaning set forth in Section 2.03(b)(iv).

“Straddle Period” has the meaning set forth in Section 6.05.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any manager, management board, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

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“Superior Proposal” means a bona fide written Acquisition Proposal that did not result from a breach of Section 5.03 made by a third party on terms which the Company Board determines in good faith by a vote of a majority of the entire Company Board (after consultation with the Company’s legal and financial advisors), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making such proposal, that such proposal (i) would, if consummated in accordance with its terms, be more favorable, from a financial point of view, to the holders of the Shares than the transactions contemplated by this Agreement (after giving effect to all adjustments to the terms thereof which may be offered by Parent, including pursuant to Section 5.03(e)(C)), (ii) contains conditions which are all reasonably capable of being satisfied in a timely manner, (iii) is not subject to any financing contingency or to the extent financing for such proposal is required, that such financing is then committed and (iv) would result in a transaction in which the aggregate consideration paid or payable to the Company at the initial closing of such transaction equals or exceeds $45,000,000, irrespective of any post-closing or future payments; provided, that with respect to clause (iv), in the event that all or part of the consideration of such Acquisition Proposal is payable in equity of a private company, Parent and Company shall seek an independent third party valuation of such equity; provided further, that for purposes of this definition of “Superior Proposal,” the references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%.”

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Target Working Capital” means $832,000, provided that the Target Working Capital shall be adjusted by the parties after good faith discussion in the event the Closing occurs after May 31, 2015.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 6.06.

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“Tax Return” means any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” has the meaning set forth in Section 9.02(b)(i).

“Tested Payment” has the meaning set forth in Section 2.19(a).

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Threshold Adjustment Amount” has the meaning set forth in Section 9.02(b)(i).

“Transaction Expenses” means all fees and expenses incurred by the Company and any Affiliate at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the Merger and the other transactions contemplated hereby and thereby, including any unpaid costs of the D&O Tail Policy referenced in Section 5.08(c).

“Unaudited Financial Statements” has the meaning set forth in Section 3.06.

“Undisputed Amounts” has the meaning set forth in Section 2.17(c)(iii).

“Union” has the meaning set forth in Section 3.18(b).

“U.S. Securities Laws” means United States federal and state securities Laws and the rules and regulations and published policies under or relating to the foregoing securities Laws and applicable stock exchange rules and listing standards of Nasdaq.

“Voting Agreement” has the meaning set forth in the recitals.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs, reduction in hours and employment losses.

“Warrantholder” means a holder of an Outstanding Warrant.

Article II
The Merger

Section 2.01    The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, (a) the Company will merge with and into Merger Sub, and (b) the separate corporate existence of the Company will cease and Merger Sub will continue its corporate existence under the DGCL as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”).

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Section 2.02    Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 9 a.m. (Eastern Time), no later than two Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Haynes and Boone, LLP, 30 Rockefeller Plaza, 26th Floor, New York, New York 10112, or at such other time or on such other date or at such other place as the Company and Parent may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.03    Closing Deliverables.

(a)      At or prior to the Closing, the Company shall deliver to Parent the following:

(i)      the Escrow Agreement duly executed by the Stockholder Representative;

(ii)      resignations of the directors and board appointed officers from their positions as directors and officers of the Company pursuant to Section 5.06;

(iii)       a certificate, dated the Closing Date and signed by a duly authorized officer of Company, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) has been satisfied;

(iv)      a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that (A) attached thereto are true and complete copies of (1) all resolutions adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby and (2) resolutions of the Stockholders approving the Merger and adopting this Agreement, and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(v)      a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(vi)      a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized;

(vii)      at least five (5) Business Days prior to the Closing, the Closing Transaction Expenses Certificate;

(viii)      at least five (5) Business Days prior to the Closing, the Closing Indebtedness Certificate;

(ix)      the Estimated Closing Working Capital Statement contemplated in Section 2.17(a);

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(x)      the Consideration Spreadsheet contemplated in Section 2.21; and

(xi)      the FIRPTA Statement.

(b)      At the Closing, Parent shall deliver to the Company (or such other Person as may be specified herein) the following:

(i)      the Escrow Agreement duly executed by Parent;

(ii)      payment to the Exchange Agent by wire transfer of immediately available funds and a number of Parent Shares in an amount equal to the aggregate Closing Merger Consideration payable pursuant to Section 2.08 in exchange for Shares and Section 2.09 in exchange for cancellation of In-Money Options and Outstanding Warrants;

(iii)      payment to the Escrow Agent by wire transfer of immediately available funds the Indemnification Escrow Amount as set forth in Section 2.12;

(iv)      payment of the Stockholder Representative Expense Amount by wire transfer of immediately available funds to a bank account designated by the Stockholder Representative (the “Stockholder Representative Expense Fund”);

(v)      payment to third parties by wire transfer of immediately available funds that amount of money due and owing from the Company to such third parties as Transaction Expenses as set forth on the Closing Transaction Expenses Certificate;

(vi)      payment to holders of outstanding Indebtedness, if any, by wire transfer of immediately available funds that amount of money due and owing from the Company to such holders of outstanding Indebtedness as set forth on the Closing Indebtedness Certificate;

(vii)      a certificate, dated the Closing Date and signed by a duly authorized officer of Parent and Merger Sub, that each of the conditions set forth in Section 7.03(a) and Section 7.03(a) has been satisfied;

(viii)      a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent and Merger Sub certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Parent and Merger Sub authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and

(ix)      a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent and Merger Sub certifying the names and signatures of the officers of Parent and Merger Sub authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

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Section 2.04    Effective Time Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.05    Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 2.06    Certificate of Incorporation; By-laws. At the Effective Time, (a) the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by applicable Law; provided, however, in each case, that the name of the corporation set forth therein shall be changed to the name of the Company.

Section 2.07    Directors and Officers. The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

Section 2.08    Effect of the Merger on Company Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or any Stockholder:

(a)      Cancellation of Certain Company Stock. Shares of Company Stock (the “Shares”) that are owned by Parent, Merger Sub or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

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(b)      Conversion of Company Stock.

(i)      Each Share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be cancelled and retired in accordance with Section 2.08(a), and (ii) Dissenting Shares) shall be converted into the right to receive the Per Share Preference plus the Closing Per Share Merger Consideration, each payable in equal amounts of (A) cash, without interest, and (B) Merger Shares, together with any amounts that may become payable in respect of such Share in the future from (1) the Escrow Fund as provided in this Agreement and the Escrow Agreement or in respect of the Post-Closing Adjustment, at the respective times, (2) the Earn-Out Consideration, (3) the MIST Payments and (4) the MIST Shares, all subject to the contingencies specified herein ((2), (3) and (4), collectively, the “Contingent Payments”).

(ii)      Each Share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be cancelled and retired in accordance with Section 2.08(a), and (ii) Dissenting Shares) shall be converted into the right to receive the Closing Per Share Merger Consideration, payable in equal amounts of (A) cash, without interest, and (B) Merger Shares, together with any amounts that may become payable in respect of such Share in the future from (1) the Escrow Fund as provided in this Agreement and the Escrow Agreement or in respect of the Post-Closing Adjustment, at the respective times, and (2) the Contingent Payments.

(c)      Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

Section 2.09    Treatment of Options, Company Warrants and Corporate Actions.

(a)      At the Effective Time, each Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the Optionholder or any other Person, cancelled and each Optionholder shall cease to have any rights with respect thereto other than the right to receive with respect to In-Money Options (i) equal amounts of cash, without interest, and Merger Shares, the aggregate value of which shall be equal to the product of (x) the aggregate number of Shares subject to such In-Money Option, multiplied by (y) the excess of the Closing Per Share Merger Consideration over the per share exercise price under such In-Money Option, and (ii) any amounts that may become payable in respect of such In-Money Option in the future from the Contingent Payments or in respect of the Post-Closing Adjustment, in each case, at the respective times and subject to the contingencies specified herein and subject to Section 2.15. After the Effective Time, each Optionholder shall only be entitled to the payments described in this Section 2.09(a). For the avoidance of doubt, all Out-of-Money Options shall be cancelled and shall not have any right to receive any consideration in respect thereof. At or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions necessary to (i) effectuate the provisions of Section 2.09(a) and (ii) cause the Stock Option Plan to terminate at or prior to the Effective Time. Notwithstanding anything to the contrary herein, nothing shall prohibit the Company from entering into Option Exercise Notes between the date hereof and Closing. To the extent any Optionholder enters into an Option Exercise Note with the Company, such Optionholder will be a Stockholder as of the Closing for the purposes of this Agreement subject only to the terms of the Option Exercise Note with respect to payment of amounts due the Company thereunder.

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(b)      As of Closing, each agreement evidencing company warrants to purchase Shares (a “Company Warrant”) that is outstanding as of the date of this Agreement (each such Company Warrant being referred to herein as an “Outstanding Warrant”) and terminates in accordance with its terms upon the Closing, shall be cancelled, terminated and extinguished as of the Effective Time, and upon the cancellation thereof be converted into the right to receive, in respect of each Share then vested and subject to such Company Warrant immediately prior to such cancellation, termination and extinguishment: (i) equal amounts of cash, without interest, and Merger Shares, the aggregate value of which shall be equal to the product of (x) the aggregate number of Shares previously subject to such Company Warrant, multiplied by (y) the excess of the Closing Per Share Merger Consideration over the per Share exercise price previously subject to such Company Warrant (it being understood that, if the exercise price payable in respect of such Shares issuable under any Company Warrant exceeds the Closing Per Share Merger Consideration, the amount payable hereunder with respect to such Company Warrant shall be zero), and (ii) any amounts that may become payable in respect of such Company Warrants in the future from the Contingent Payments or in respect of the Post-Closing Adjustment, in each case, at the respective times and subject to the contingencies specified herein and subject to Section 2.15. The Company shall use reasonable commercial efforts to terminate, cancel and effectuate the release of all Outstanding Warrants prior to the Effective Time. To the extent that any Company Warrant has not been exercised at the Effective Time and is not terminable pursuant to its terms, the Stockholder Representative shall use reasonable commercial efforts to effectuate their release.

Section 2.10    Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.08, Shares issued and outstanding immediately prior to the Effective Time (other than Shares cancelled in accordance with Section 2.08(a)) and held by a Stockholder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such Shares in accordance with Section 262 of the DGCL (such Shares being referred to collectively as the “Dissenting Shares” until such time as such Stockholder fails to perfect or otherwise loses such Stockholder's appraisal rights under the DGCL with respect to such Shares) shall not be converted into a right to receive a portion of the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such Stockholder fails to perfect, withdraws or loses such Stockholder's right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such Stockholder is not entitled to the relief provided by Section 262 of the DGCL, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such Stockholder is entitled pursuant to Section 2.08(b), without interest thereon. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

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Section 2.11      Surrender and Payment.

(a)      At the Effective Time, all Shares and all Options outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and, subject to Section 2.10, each Stockholder of a certificate formerly representing any Shares (each, a “Certificate”) and each Optionholder shall cease to have any rights as a Stockholder of the Company or Optionholder.

(b)     Prior to the Effective Time, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) to act as the exchange agent in the Merger.

(c)     As promptly as practicable following the Effective Time and in any event not later than two (2) Business Days thereafter, the Exchange Agent shall mail to each holder of Company Stock a letter of transmittal (a “Letter of Transmittal”) and instructions for use in effecting the surrender of Certificates in exchange for the applicable portion of Merger Consideration pursuant to Section 2.08(b). The Exchange Agent shall, no later than the later of (i) the Closing Date or (ii) two (2) Business Days after receipt of a Certificate, together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and any other customary documents that the Exchange Agent may reasonably require in connection therewith, deliver to the holder of such Certificate (i) one or more Certificates representing, in the aggregate, the whole number of Parent Shares that such holder has the right to receive pursuant to Section 2.08(b) and (ii) a cash amount as provided in Section 2.08(b), with respect to such Certificate so surrendered and the Certificate shall forthwith be cancelled. Unless otherwise provided herein, no interest shall be paid or shall accrue on any cash payable upon surrender of any Certificate. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented Shares (other than Dissenting Shares) shall be deemed from and after the Effective Time, for all purposes, to evidence the right to receive the portion of the Merger Consideration as provided in Section 2.08(b). If after the Effective Time, any Certificate is presented to the Exchange Agent, it shall be cancelled and exchanged as provided in this Section 2.11. Prior to the Effective Time, Parent shall provide to any Stockholder who is to receive in excess of $1,000,000 in connection with the transactions contemplated hereby, upon the written or email request of such Stockholder (or the Company on behalf of such Stockholder), a letter of transmittal, and any such Stockholder who shall deliver a duly completed letter of transmittal and the other items set forth in this Section 2.11(c) to the Exchange Agent on or prior to the Closing Date shall receive the amounts of Merger Consideration such Stockholder is entitled to receive hereunder on the Closing Date. At the election of any holder of Company Stock who is to receive in excess of $1,000,000 in connection with the transactions contemplated hereby, the Exchange Agent shall make any payment of Merger Consideration in excess of $1,000,000 by wire transfer.

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(d)     As promptly as practicable following the Effective Time and in any event not later than two (2) Business Days thereafter, the Company shall mail to each Optionholder and Warrantholder who has not exercised Options or Outstanding Warrants prior to Closing an option and warrant termination agreement (an “Optionholder Agreement”) and instructions for completing, executing and returning such Optionholder Agreement in exchange for the applicable portion of the Merger Consideration pursuant to Section 2.09. The Exchange Agent shall, no later than the later of (i) the Closing Date or (ii) two (2) Business Days after receipt of an Optionholder Agreement duly completed and validly executed in accordance with the instructions thereto and any other customary documents that the Exchange Agent may reasonably require in connection therewith, deliver to such Optionholder or Warrantholder (i) one or more Certificates representing, in the aggregate, the whole number of Parent Shares that such Optionholder or Warrantholder has the right to receive pursuant to Section 2.09(a) and (ii) a cash amount as provided in Section 2.09(a) with respect to the In-Money Options or Outstanding Warrant in respect of which the Optionholder Agreement was delivered. Unless otherwise provided herein, no interest shall be paid or shall accrue on any cash payable upon delivery of any Optionholder Agreement.

(e)      Each Stockholder, Optionholder and Warrantholder shall also be entitled to any amounts that may be payable in the future in respect of the Shares formerly represented by such Certificate and the cancelled In-Money Options and Outstanding Warrants from the Contingent Payments, at the respective time and subject to the contingencies specified herein and therein. Unless otherwise provided herein, no interest shall be paid or accrued for the benefit of Stockholders, Optionholders or Warrantholders on the Merger Consideration.

(f)     If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

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(g)      Any portion of the Merger Consideration that remains unclaimed by the Stockholders, Optionholders and Warrantholders twelve (12) months after the Effective Time shall be returned to Parent, upon demand, and any such Stockholder, Optionholder or Warrantholder who has not exchanged Certificates or delivered Letters of Transmittal or Optionholder Agreements for the Merger Consideration in accordance with this Section 2.11 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration; provided, that any such portion of the Merger Consideration payable from the Escrow Fund shall be held and distributed to the Persons entitled thereof in accordance with the terms of this Agreement and the Escrow Agreement, at the respective times and subject to the contingencies specified herein and therein and any portion of the Post-Closing Adjustment to which the Stockholders, Optionholders or Warrantholders may become entitled shall become payable at the times and subject to the contingencies specified herein. Notwithstanding the foregoing, Parent shall not be liable to any holder of Certificates for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by Stockholders, Optionholders or Warrantholders two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(h)      Any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.

(i)      No fractional shares of Parent Shares shall be issued as Merger Consideration in the Merger, but in lieu thereof each Stockholder otherwise entitled to a fractional share of Parent Shares will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.11(i), a cash payment equal to the number of such fractional shares of Parent Shares multiplied by the numerical average of the volume weighted average prices on Nasdaq (as reported by Bloomberg, L.P.) for one Parent Share for the forty five (45) consecutive trading days immediately preceding the trading day prior to the applicable payment date. Fractional share interests will not entitle the owner thereof to vote or to any other rights (including the right to receive dividends or other distributions of Parent.

Section 2.12    Escrow Fund. In accordance with the Escrow Agreement, Parent shall deposit or cause to be deposited with the Escrow Agent the Indemnification Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Escrow Fund”), to be held for the purpose of securing the indemnification obligations of the Stockholders, Optionholders and Warrantholders set forth in this Agreement and the obligations pursuant to Section 2.17(d) and Section 6.03.

Section 2.13    No Further Ownership Rights in Company Common Stock, Options and Company Warrants. All Merger Consideration paid or payable upon the surrender of Certificates, and all Merger Consideration paid or payable in respect of the Options and Company Warrants, in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate and such Options and Company Warrants, and from and after the Effective Time, there shall be no further registration of transfers of Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II and elsewhere in this Agreement.

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Section 2.14    Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

Section 2.15    Withholding Rights. Each of the Exchange Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of Tax Law. To the extent that amounts are so deducted and withheld by the Exchange Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 2.16    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and agreeing to indemnify Parent and the Exchange Agent against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate as contemplated under this Article II.

Section 2.17    Working Capital Adjustment.

(a)      Closing Adjustment.

(i)      At least five (5) Business Days before the Closing, the Company shall prepare and deliver to Parent a statement setting forth its good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”), and a certificate of the Chief Financial Officer of the Company that the Estimated Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such Estimated Closing Working Capital Statement was being prepared and audited as of a fiscal year end.

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(ii)     The “Estimated Closing Adjustment” (which may be either a positive or negative number) shall be an amount equal to the Estimated Closing Working Capital minus the Target Working Capital.

(b)      Post-Closing Adjustment.

(i)     Within sixty (60) days after the Closing Date, Parent shall prepare and deliver to the Stockholder Representative an unaudited statement setting forth its calculation of Closing Working Capital, which statement shall contain a balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (the “Closing Working Capital Statement”) and a certificate of the Chief Financial Officer of Parent that the Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end.

(ii)      The “Post-Closing Adjustment” (which may be either a positive or negative number) shall be an amount equal to the Closing Working Capital minus the Estimated Closing Working Capital; provided, that no adjustment will be made unless the variance to the Estimated Closing Working Capital is greater than $100,000 (the “Threshold Adjustment Amount”).

(c)      Examination and Review.

(i)      Examination. After receipt of the Closing Working Capital Statement, the Stockholder Representative shall have thirty (30) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, the Stockholder Representative and its accountants shall have full access to the books and records of the Surviving Corporation, the personnel of, and work papers prepared by, Parent and/or its accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Parent's possession) relating to the Closing Working Capital Statement as the Stockholder Representative may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Parent or the Surviving Corporation.

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(ii)      Objection. On or prior to the last day of the Review Period, the Stockholder Representative may object to the Closing Working Capital Statement by delivering to Parent a written statement setting forth its objections in reasonable detail, indicating each disputed item or amount and the basis for its disagreement therewith (the “Statement of Objections”). If the Stockholder Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by the Stockholder Representative. If the Stockholder Representative delivers the Statement of Objections before the expiration of the Review Period, Parent and the Stockholder Representative shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Parent and the Stockholder Representative, shall be final and binding.

(iii)      Resolution of Disputes. If the Stockholder Representative and Parent fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of KPMG LLP or, if KPMG LLP is unable to serve, Parent and the Stockholder Representative shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and its decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv)      Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by the Stockholder Representative (on behalf of the Stockholders, Optionholders and Warrantholders), on the one hand, and by Parent, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Stockholder Representative or Parent, respectively, bears to the aggregate amount actually contested by the Stockholder Representative and Parent. Any such fees and expenses payable by the Stockholder Representative shall be paid from the Stockholder Representative Expense Fund to the extent available.

(v)     Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto, absent fraud or manifest error.

(d)      Payment of Post-Closing Adjustment.

(i)     If the Post-Closing Adjustment is a negative number less than the Threshold Adjustment Amount, the Stockholder Representative and Parent shall, within ten (10) Business Days after the final determination of the Post-Closing Adjustment, jointly instruct the Escrow Agent to disburse from the Escrow Fund by wire transfer of immediately available funds to Parent, the Post-Closing Adjustment payable in cash.

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(ii)     If the Post-Closing Adjustment is a positive number greater than the Threshold Adjustment Amount, Parent shall, within ten (10) Business Days after the final determination of the Post-Closing Adjustment, deposit with the Exchange Agent, for distribution to the Stockholders, Optionholders and Warrantholders in accordance with their Pro Rata Shares, such Stockholders', Optionholders’ and Warrantholders’ aggregate Pro Rata Share of the Post-Closing Adjustment payable in cash, subject to the limitation set forth in Section 2.19.

(e)      Adjustments for Tax Purposes. Any payments made pursuant to Section 2.17 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.18    Contingent Payments.

(a)      MIST Payments. Subsequent to and contingent on NICE publishing a technology appraisal guidance that supports the case for the adoption of utilizing MIST Products in therapy (“NICE Approval”) prior to January 1, 2017 (the “NICE Approval Date”), within sixty (60) days of the end of each of the fiscal years ending December 31, 2016 (the “2016 Fiscal Year”), December 31, 2017 (the “2017 Fiscal Year”), and December 31, 2018 (the “2018 Fiscal Year” and together with the 2016 Fiscal Year and 2017 Fiscal Year, the “MIST Payment Fiscal Years”), Parent shall determine the amount of MIST Net Sales for such MIST Payment Fiscal Year, and the excess, if any, over the MIST Net Sales for the Reference Period (“Excess MIST Net Sales”). Provided that there are Excess MIST Net Sales for a MIST Payment Fiscal Year, then Parent shall, as soon as reasonably practicable, deliver to the Exchange Agent cash equal to the product of (i) the Excess MIST Net Sales for the applicable MIST Payment Fiscal Year and (ii) twenty percent (20%) (a “Mist Payment”). Parent shall make a MIST Payment for any MIST Payment Fiscal Year in one amount to the Exchange Agent, which shall distribute the MIST Payment to the Stockholders, Optionholders and Warrantholders on a Pro Rata Share basis. Simultaneous with the payment of each annual MIST Payment, if any, Parent shall prepare and deliver to the Stockholder Representative a written statement setting forth in reasonable detail its calculation of such MIST Payment. The Stockholder Representative shall have the right to object to the MIST Payment calculation and any such objection shall be considered an “Earn-Out Objection Notice” subject to the provisions of Section 2.18(c). If Parent has not received an Earn-Out Objection Notice within ten (10) Business Days after the receipt of the MIST Payments from Parent, the Exchange Agent shall disburse the MIST Payments by wire transfer of immediately available funds to the Stockholders, Optionholders and Warrantholders in accordance with their Pro Rata Shares.

(b)     MIST Shares. Subject to the NICE Approval being issued prior to the NICE Approval Date, within ten (10) Business Days of NICE Approval, Parent shall deliver to the Exchange Agent a number of Parent Shares with an aggregate value of $500,000, based on the numerical average of the volume weighted average prices on Nasdaq for one Parent Share for the forty five (45) consecutive trading days immediately preceding publication of the NICE ruling (the “MIST Shares”). The Exchange Agent shall, no later than ten (10) Business Days after receipt of the Parent Share certificates representing the MIST Shares, deliver to the Stockholders, Optionholders and Warrantholders the MIST Shares on a Pro Rata Share basis.

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(c)      Earn-Out Consideration.

(i)      Within sixty (60) days of the end of each of the fiscal years ending December 31, 2015 (the “2015 Fiscal Year”) and the 2016 Fiscal Year (the 2015 Fiscal Year and the 2016 Fiscal Year, the “Earn-Out Fiscal Years”), Parent shall deliver to the Stockholder Representative a statement (the “Preliminary Revenue Statement”) showing the amount of Company Revenue for such Earn-Out Fiscal Year, and the excess, if any, over the Revenue Target. For the purposes of this Agreement, the “Revenue Target” shall be: (a) with respect to the 2015 Fiscal Year, an amount equal to Company Revenues as set forth in the Company’s 2014 Audited Financial Statements; and (b) with respect to the 2016 Fiscal Year, the greater of (x) the Revenue Target for the 2015 Fiscal Year and (y) Company Revenues for the 2015 Fiscal Year. The Preliminary Revenue Statement shall be certified by the chief financial officer of Parent or another senior executive officer of Parent, in such officer’s capacity as an officer and not is his capacity as an individual, to have been calculated in a manner consistent with GAAP and the Company’s practices for determining revenue prior to the Closing.

(ii)      Following the delivery of the Preliminary Revenue Statement to the Stockholder Representative, Parent and the Surviving Corporation shall afford the Stockholder Representative the opportunity to examine the Preliminary Revenue Statement, and such supporting schedules, analyses, work papers and other underlying records or documentation as are reasonably necessary and appropriate.

(iii)      If within ten (10) days following delivery of the Preliminary Revenue Statement or the MIST Payments to the Stockholder Representative, the Stockholder Representative has not delivered to Parent written notice (the “Earn Out Objection Notice”) of its objections to the Preliminary Revenue Statement or MIST Payments specifying (i) those items as to which there is disagreement and (ii) a reasonably detailed description of the basis, nature, dollar amount and extent of the dispute or disagreement, then the Preliminary Revenue Statement and MIST Payments shall be deemed final and conclusive (the “Final Revenue Statement”). If the Stockholder Representative delivers the Earn Out Objection Notice within such 10-day period, then Parent and the Stockholder Representative shall endeavor in good faith to resolve the objections, for a period not to exceed fifteen (15) days from the date of delivery of the Earn Out Objection Notice. If at the end of the fifteen (15) day period there are any objections that remain in dispute, then the remaining objections in dispute shall be submitted for resolution to the Independent Accountant. The Independent Accountant, acting as experts and not as arbitrators, shall determine any unresolved items of Company Revenue or MIST Payments within thirty (30) days after the objections that remain in dispute are submitted to it. If any such remaining objections are submitted to the Independent Accountant for resolution, (i) each party shall furnish to the Independent Accountant such work papers and other documents and information relating to such objections as the Independent Accountant may reasonably request and are available to that party, and shall be afforded the opportunity to present to the Independent Accountant any material relating to the determination of the matters in dispute and to discuss such determination with the Independent Accountant, (ii) to the extent that a value has been assigned to any objection that remains in dispute, the Independent Accountant shall not assign a value to such objection that is greater than the greatest value for such objection claimed by either party or less than the smallest value for such objection claimed by either party, (iii) the determination by the Independent Accountant of such unresolved items of Company Revenue or MIST Payments, as set forth in a written notice delivered to Parent and the Stockholder Representative by the Independent Accountant, shall be made in accordance with this Agreement and shall be deemed the Final Revenue Statement or MIST Payment and binding and conclusive on the parties absent manifest error or fraud, and (iv) the fees and expenses of the Independent Accountant shall be paid by the party whose calculation of Company Revenue or MIST Payment deviated the most from the Company Revenue or MIST Payment, as the case may be, as determined by the Independent Accountant.

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(iv)      Provided that the Company Revenue (as shown on the Final Revenue Statement) for an Earn-Out Fiscal Year exceeds the Revenue Target (the amount of such excess, the “Excess Revenue”), then Parent shall, as soon as reasonably practicable, deliver to the Exchange Agent (i) a number of Parent Shares that is equal to the quotient of (A) a fraction the numerator of which is (x) the Excess Revenue multiplied by (y) three and one-half and the denominator of which is (z) two and (B) the Parent Volume Weighted Average Price, and such number of shares shall be the “Earn-Out Shares”; and (ii) cash equal to the product of (A)(1) the Excess Revenue multiplied by (2) three and one-half divided by (B) two (the “Earn-Out Cash” and together with the Earn-Out Shares, the “Earn-Out Consideration”);  provided,  however, that in no event shall the maximum number of Parent Shares so delivered and constituting Earn-out Consideration and MIST Shares exceed 9,500,000 Parent Shares (the “Earn-Out Shares Cap”); provided further, however, in the event that the number of Earn-Out Shares exceeds the Earn-Out Shares Cap, then Parent shall deliver to the Exchange Agent an amount in cash equal to the product of (I) that portion of the Earn-Out Shares in excess of the Earn-Out Shares Cap and (II) Parent Volume Weighted Average Price, but in no event shall any cash payments exceed the limitation set forth in Section 2.19. The Exchange Agent shall, no later than ten (10) Business Days after receipt of the Earn-Out Consideration, deliver to the Stockholders, Optionholders and Warrantholders the Earn-Out Consideration on a Pro Rata Share basis.

(d)      Extraordinary Transaction. Notwithstanding anything to the contrary herein, in the event of an Extraordinary Transaction during any Earn-Out Fiscal Year, the Stockholder Representative shall have the right, at the Stockholder Representative’s option, either to (1) elect to cause Parent to deliver the Change of Control Payment to the Exchange Agent or (2) retain its rights to any remaining Contingent Payments after the Extraordinary Transaction on the terms and conditions set forth in this Agreement. Upon delivery of the Change of Control Payment to the Exchange Agent, the Stockholders, Optionholders and Warrantholders shall have no further rights to any Contingent Payments. For purposes of this Agreement, an “Extraordinary Transaction” shall be: (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of Parent, by contract or otherwise) of in excess of 50% of the voting securities of Parent, (b) Parent merges into or consolidates with any other Person, or any Person merges into or consolidates with Parent and, after giving effect to such transaction, the stockholders of Parent immediately prior to such transaction own less than 50% of the aggregate voting power of Parent or the successor entity of such transaction, (c) Parent sells or transfers all or substantially all of its assets to another Person and the stockholders of Parent immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction or (d) any transaction or series of transactions pursuant to which Parent and/or Affiliates of Parent sell, license or otherwise divest to a third party all or substantially all of the Company's business and assets.

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(e)      Efforts. During each of the Earn-Out Fiscal Years, Parent shall use its commercially reasonable efforts to market and sell Company Products and MIST Products during the term that any payments may be made pursuant to this Section 2.18, subject to (i) regulatory, public health and safety concerns; (ii) the business judgment (within the meaning of Delaware law) of Parent’s management and board of directors to prudently operate Parent’s business as a whole; and (iii) trends in the wound healing industry, and Parent shall act in good faith with regard to the conduct of the business of the Company.

(f)      Adjustments for Tax Purposes. Any payments made pursuant to Section 2.18 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.19    Cash Calculation Adjustments.

(a)      If Parent is required to make any payment of Merger Consideration (including the Closing Merger Consideration, any amount payable from the Escrow Fund, any payment in relation to the Post-Closing Adjustment, any payment in relation to the Earn-Out Consideration, any MIST Payment, or any payment in relation to MIST Shares), any payments made in accordance with Section 6.08, or is required to deliver the Change of Control Payment (each, a “Tested Payment”), Parent shall prepare a calculation (the “Cash Calculation”) reflecting (i) the total value of the aggregate payments made by Parent pursuant to this Agreement (including the Tested Payment), and (ii) the percentage of the total value of such aggregate payments that were paid in cash, including the Tested Payment (or any property other than Parent Shares).

(b)      For purposes of the Cash Calculation,

(i)      the value of any payment of Parent Shares shall be (A) the mean between the highest and lowest quoted selling price on Nasdaq (as reported by Bloomberg, L.P.) of one Parent Share on the date such payment of Parent Shares was made multiplied by (B) the number of Parent Shares paid on such date, in each case less any amount treated as imputed interest under Section 483 of the Code; and

(ii)      the aggregate payments shall exclude any Contingent Payments subject to offset in accordance with Section 8.06(a)

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(c)      Parent shall submit the Cash Calculation to the Stockholder Representative and shall provide the Stockholder Representative a reasonable period to comment upon or dispute the Cash Calculation prior to the due date of payment. If the Stockholder Representative disputes or objects to the Cash Calculation, such objection or dispute shall be resolved in accordance with the procedures set forth in Section 6.04(b).

(d)      If the Cash Calculation, as agreed to by the Parties, reflects that the percentage of the total value of aggregate payments paid or to be paid in cash exceeds 60%, any such excess shall be paid in a number of Parent Shares equal to the amount of excess cash divided by the value of a Parent Share used in the Cash Calculation pursuant to Section 2.19(b)(i), above, subject to the Earn-Out Shares Cap. To the extent the number of Parent Shares required to be paid pursuant to Section 2.19 exceeds the Earn-Out Shares Cap, Parent shall use commercially reasonable efforts to provide Parent Shares in excess of the Earn-Out Shares Cap.

Section 2.20    Director Appointment to the Parent Board. As soon as practical following the Effective Time, Mark Wagner shall be appointed to Parent’s board of directors to serve until his successors has been duly elected or appointed and qualified or until his earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of Parent.

Section 2.21    Consideration Spreadsheet.

(a)      At least five (5) Business Days before the Closing and concurrently with the delivery of the Estimated Closing Working Capital Statement, the Company shall prepare and deliver to Parent a spreadsheet (the “Consideration Spreadsheet”), certified by the Chief Executive Officer of the Company, which shall set forth, as of the Closing Date and immediately prior to the Effective Time, the following:

(i)      the names and addresses of all Stockholders and the number of Company Stock held by such Persons;

(ii)      the names and addresses of all Optionholders and Warrantholders, together with the number of Shares subject to Options or Outstanding Warrants held by such Optionholders or Warrantholders, the grant date, exercise price and vesting schedule for such Options;

(iii)      detailed calculations of the Closing Merger Consideration, Fully Diluted Share Number, the Preferred Stock Preference, the Per Share Preference and Closing Per Share Merger Consideration;

(iv)      the portion of the Closing Merger Consideration (as a percentage interest and the interest in dollar terms and number of Merger Shares) each Stockholder, Optionholder and Warrantholder is to receive, after taking into consideration the repayment of the Option Exercise Notes, if any;

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(v)      each Stockholder's, Optionholder's and Warrantholder’s Pro Rata Share (as a percentage interest and the interest in dollar terms) of the amount to be contributed to the Escrow Fund;

(vi)      each Stockholder's, Optionholder's and Warrantholder’s Pro Rata Share (as a percentage interest) of the Earn-Out Payments;

(vii)      each Stockholder's, Optionholder's and Warrantholder’s Pro Rata Share (as a percentage interest) of the MIST Payments; and

(viii)      each Stockholder's, Optionholder's and Warrantholder’s Pro Rata Share (as a percentage interest) of the MIST Shares.

(b)       The parties agree that Parent and Merger Sub shall be entitled to rely on the Consideration Spreadsheet in making payments under Article II and Parent and Merger Sub shall not be responsible for the calculations or the determinations regarding such calculations in such Consideration Spreadsheet.

Article III

Representations and warranties of the Company

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Company represents and warrants to Parent that the statements contained in this Article III are true and correct as of the date hereof and the Closing Date.

Section 3.01      Organization and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.01 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary except where such failure would not result in a Material Adverse Event.

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Section 3.02      Authority; Board Approval.

(a)      The Company has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote of a majority of the issued and outstanding Company Stock and Preferred Stock, voting together on an as converted basis, and of a majority of the holders of the Company Preferred Stock, voting as a separate class (the “Requisite Company Vote”), to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and any Ancillary Document to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company's capital stock required to approve and adopt this Agreement and the Ancillary Documents, approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. When each Ancillary Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms.

(b)      The Company Board, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held and, as of the hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to the Stockholders for adoption, and (iv) resolved to recommend that the Stockholders adopt the “agreement of merger” set forth in this Agreement (collectively, the “Company Board Recommendation”) and directed that such matter be submitted for consideration of the Stockholders either by written consent resolutions or at the Company Stockholders’ Meeting.

Section 3.03      No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Company (“Company Charter Documents”); (b) subject to, in the case of the Merger, obtaining the Requisite Company Vote, conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; (c) require the consent of any Person under, result in a breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company is a party or by which the Company is bound or to which any of their respective properties and assets are subject or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company, except where the conflict, breach, default, acceleration, termination, modification, cancellation, failure to obtain consent or Encumbrance would not, individually or in the aggregate, have a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the Secretary of State of Delaware, such filings as may be required under the HSR Act, and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, if not made would not have a Material Adverse Effect.

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Section 3.04      Capitalization.

(a)      The authorized and outstanding capital stock of the Company is as set forth in Section 3.04(a) of the Company Disclosure Schedule as of the close of business on the date of this Agreement.

(b)      Section 3.04(b) of the Disclosure Schedules set forth, as of the date hereof, (i) the name of each Person that is the registered owner of any and the number of shares of the Company’s capital stock owned by such Person, and (ii) a list of all holders of outstanding Options and Outstanding Warrant, including the number of Shares subject to each such Option or Outstanding Warrant, the grant date, exercise price and vesting schedule for such Option, the extent to which such Option is vested and exercisable and the date on which such Option expires. Each Option was granted in compliance with all applicable Laws and all of the terms and conditions of the Stock Option Plan pursuant to which it was issued. Each Option was granted with an exercise price per share equal to or greater than the fair market value of the underlying shares on the date of grant and has a grant date identical to the date on which the Company Board or compensation committee actually awarded the Option. Each Option qualifies for the tax and accounting treatment afforded to such Option in the Company's tax returns and the Company's financial statements, respectively, and does not trigger any liability for the Optionholder under Section 409A of the Code. The Company has heretofore provided or made available to Parent (or Parent's Representatives) true and complete copies of the standard form of option agreement and any stock option agreements that differ from such standard form.

(c)      Except for currently outstanding Options to purchase 18,837,691 Shares which have been granted to employees, consultants or directors pursuant to the Stock Option Plan, and a reservation of an additional 393,559 Shares for direct issuances or purchase upon exercise of Options to be granted in the future, under the Stock Option Plan and except as disclosed on Section 3.04(c) of the Disclosure Schedules, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding, and (ii) there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any Shares.

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(d)      All issued and outstanding shares of Company capital stock are, and all shares which may be issued pursuant to the exercise of Options, when issued in accordance with the applicable security, will be (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive or similar rights or registration rights created by statute, the Company Charter Documents or any agreement to which the Company is a party; and (iii) free of any Encumbrances created by the Company in respect thereof. All issued and outstanding shares of Company capital stock and Options were issued in compliance with applicable Law.

(e)      No outstanding Company capital stock is subject to vesting or forfeiture rights or repurchase by the Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Company or any of its securities.

(f)      All distributions, dividends, repurchases and redemptions of the Company capital stock (or other equity interests) were undertaken in compliance with the Company Charter Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Law.

Section 3.05      No Subsidiaries. The Company does not own, or have any interest in, any Equity Interests in any other Person.

Section 3.06      Financial Statements. Correct and complete copies of the Company's audited financial statements consisting of the balance sheet of the Company as at December 31 in each of the years 2013 and 2012 and the related statements of income and retained earnings, stockholders' equity and cash flow for the years then ended (the “Audited Financial Statements”) and unaudited financial statements consisting of the balance sheet of the Company as at December 31, 2014 and the related statements of income and retained earnings, stockholders' equity and cash flow for the year then ended (the “Unaudited Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”), are included in the Disclosure Schedules. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved. The Financial Statements are based on the books and records of the Company, and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations and cash flows of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2014 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”. The Company maintains a standard system of accounting established and administered in accordance with GAAP. Since January 1, 2012, none of the Company, the Company’s independent accountants, the Company Board or the audit committee of the Company Board has received any oral or written notification of any (i) “significant deficiency” in the internal controls over financial reporting of the Company,(ii) “material weakness” in the internal controls over financial reporting of the Company, or (iii) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company.

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Section 3.07      Undisclosed Liabilities.

(a)      The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which would not, individually or in the aggregate, exceed $100,000.

(b)      The Company is not a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s Financial Statements.

Section 3.08      Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than or in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any:

(a)      event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)      amendment of the Company Charter Documents;

(c)      split, combination or reclassification of any shares of its capital stock;

(d)      issuance, sale or other disposition of any of its capital stock (other than in connection with the exercise of Options outstanding on the date of this Agreement as required by the terms of such Options), or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e)      declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f)      material change in any method of accounting or accounting practice of the Company for tax or book purposes, except as required by GAAP or as disclosed in the notes to the Financial Statements;

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(g)       material change in the Company's cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)       entry into any Contract that would constitute a Material Contract;

(i)        incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j)       transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(k)       transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements;

(l)       material damage, destruction or loss (whether or not covered by insurance) to its property;

(m)       any capital investment in, or any loan to, any other Person;

(n)       acceleration, termination, material modification to or cancellation of any Material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(o)       any material capital expenditures in excess of $50,000 in the aggregate;

(p)       imposition of any material Encumbrance upon any of the Company properties, capital stock or assets, tangible or intangible;

(q)        (i) grant of any bonuses, other than as provided for in any written agreements, required by applicable Law or consistent with past practice, (ii) any material increase in the base salary of any officer or employee of the Company; or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant except as may be required by Section 2.09;

(r)       hiring or promoting any person as or to (as the case may be) an officer without the express consent of Parent;

(s)       adoption, modification or termination, of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, other than termination for cause, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(t)       any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its Stockholders or current or former directors, officers and employees;

(u)       entry into a new line of business or abandonment or discontinuance of existing lines of business;

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(v)      make or agree to any material change in the commercial terms (i.e. pricing, rebates, payment terms, etc.) with any customer;

(w)      except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(x)      purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(y)      acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(z)      action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax Liability of Parent or the Surviving Corporation in respect of any Post-Closing Tax Period; or

(aa)      any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09      Material Contracts.

(a)      Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules and all Company IP Agreements set forth in Section 3.11(b) of the Disclosure Schedules, being “Material Contracts”):

(i)      any Contract under which the Company: (A) sold or purchased (or agreed to sell or purchase) products or services pursuant to which the aggregate of payments due to or from the Company, respectively, in the one-year period ending on the date of this Agreement, was equal to or exceeded $100,000; (B) of which the Company reasonably anticipates that it will be selling or purchasing products or services during the one-year period after the date of this Agreement, in which the aggregate payments due to or from the Company, respectively, for such products or services are reasonably expected to equal or exceed $100,000; or (C) is a party involving consideration of $200,000 in the aggregate over the life of the Contract;

(ii)      all Contracts, other than those Contracts entered into in the ordinary course of business that are not material, that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

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(iii)      all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)      all Contracts in effect that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)      all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(vi)      all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than 90 days' notice;

(vii)      all Contracts pursuant to which the Company is or may become obligated to make any severance, change of control, termination or similar payment to any employee, officer, director, independent contractor or consultant;

(viii)      except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including, without limitation, guarantees) of the Company;

(ix)      all Contracts with any Governmental Authority to which the Company is a party (“Government Contracts”);

(x)      any Contract under which the Company has advanced or loaned any other Person an amount equal to or exceeding $100,000;

(xi)      any Contract that would prohibit or is otherwise reasonably likely to materially delay the consummation of the transactions contemplated hereby;

(xii)      any Contract providing for the settlement of any Action against the Company pursuant to which the Company has any existing material obligations;

(xiii)      any lease or similar agreement pursuant to which: (A) the Company is the lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person for an annual rent in excess of $100,000; (B) the Company is the lessor of, or makes available for use by any Person, any tangible personal property owned by it for an annual rent in excess of $100,000; or (C) the Company is the lessee of, or holds or uses, any real property owned by any Person for an annual rent in excess of $200,000;

(xiv)      any Contract with any Stockholder or any current officer or director or Affiliate of the Company;

(xv)      all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time or that contain covenants of any other Person not to compete with the Company in any line of business or in any geographical area or not to solicit or hire any Person with respect to employment or any customers of the Company;

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(xvi)      any Contract that provides any customer with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers or clients of the Company, including any Contract which contains a “most favored nation” provision;

(xvii)     any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(xviii)    all collective bargaining agreements or Contracts with any Union to which the Company is a party; and

(xix)       any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.09.

(b)          Each Material Contract is legally valid and binding on the Company and, to the Knowledge of the Company, is a legally valid and binding obligation of the other parties thereto, in accordance with its terms and is in full force and effect. None of the Company or, to the Company's Knowledge, any other party thereto is in material breach or violation of or default under (or is alleged to be in material breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of material default by the Company under any Material Contract or result in any other party having the right to terminate such Material Contract or would cause or permit the acceleration or other changes of any material right or obligation by any other party or the loss of any material benefit to the Company thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Parent.

Section 3.10         Title to Assets; Real Property.

(a)          The Company has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date and Company Intellectual Property which is covered in Section 3.11. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)          liens for Taxes not yet due and payable;

(ii)         mechanics, carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;

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(iii)        easements, rights of way, zoning ordinances and other similar Encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company;

(iv)        other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company; or

(v)         Liens that have not had, and would not have, a Material Adverse Effect.

(b)          Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property, (ii) if such property is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property and (iii) the current use of such property. With respect to owned Real Property, the Company has delivered or made available to Parent true, complete and correct copies of the deeds and other instruments (as recorded) by which the Company acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Company and relating to the Real Property. With respect to leased Real Property, the Company has delivered or made available to Parent true, complete and correct copies of any leases affecting the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company's business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to the Company's Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.11         Intellectual Property.

(a)          Section 3.11(a) of the Disclosure Schedules lists all (i) Company IP Registrations and (ii) Company Intellectual Property, including software, that are not registered but that are material to the Company's business or operations as currently conducted. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing. The Company has provided Parent with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Company IP Registrations.

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(b)          Section 3.11(b) of the Disclosure Schedules lists all Company IP Agreements. The Company has provided Parent with true and complete copies of all such Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Company IP Agreement.

(c)          The Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Company’s current business or operations, in each case pursuant to Company IP Agreements, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, except for employees who developed the Intellectual Property within the scope of their employment and which results in the Company owning all right, title and interest in such Intellectual Property, and/or who have been a party to “work-made-for-hire” arrangements with the Company and which results in the Company owning all right, title and interest in such Intellectual Property, the Company has entered into binding, written agreements with every current and former employee, and with every current and former independent contractor, whereby such employees and independent contractors assign to the Company any ownership interest and right they may have in such Intellectual Property. The Company has provided Parent with true and complete copies of all such agreements.

(d)          The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company Intellectual Property.

(e)          The Company's rights in the Company IP Registrations are valid, subsisting and enforceable. The Company has taken all reasonable steps to maintain the Company Intellectual Property that are material to the business of the Company as currently conducted and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property, including, requiring all Persons having access thereto to execute written non-disclosure agreements.

(f)          The conduct of the Company's business as currently and formerly conducted, and the manufacture, use and sale of the Company Products, have not materially infringed, misappropriated, diluted or otherwise violated, and do not infringe, dilute, misappropriate or otherwise violate, the Intellectual Property rights of any Person. To the Knowledge of the Company, no Person has materially infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property.

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(g)          There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the Company's rights with respect to any Company Intellectual Property; or (iii) by the Company alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property.

Section 3.12         Customers and Suppliers.

(a)          Section 3.12(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $100,000 for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. The Company has not received any notice, and has no Knowledge, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b)          Section 3.12(b) of the Disclosure Schedules sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $100,000 for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of consideration paid to each Material Supplier during such periods. The Company has not received any notice, and has no Knowledge, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.13         Insurance. Section 3.13 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, directors’ and officers' liability, fiduciary liability and other casualty and property insurance maintained by Company and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Parent. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. The Company has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; and (b) have not been subject to any lapse in coverage. There are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Company is not in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

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Section 3.14         Legal Proceedings; Governmental Orders.

(a)          There are no Actions pending or, to the Company's Knowledge, threatened (a) against or by the Company, any of its properties or assets or any of its officers, directors or employees (in their capacities as such) that would be material to the Company; or (b) against or by the Company that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Company’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)          There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 3.15         Compliance With Laws; Permits.

(a)          The Company has complied, and is now complying, with all Laws applicable to it or its business, properties or assets. No investigation, review or Proceeding by any Governmental Authority in relation to any actual or alleged material violation of Law by the Company is pending or, to the Company’s Knowledge, threatened, nor has the Company received any written notice from any Governmental Authority indicating an intention to conduct the same. The Company is not a party to any consent or similar Contract with a Governmental Authority that would reasonably be expected to, either individually or in the aggregate, result in a Material Adverse Effect. The Company has not received any written notice of, or been charged with, the violation of any material Law.

(b)          All Permits required for the Company to conduct its business as currently being conducted and as presently planned to be conducted have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.15(b) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.15(b) of the Disclosure Schedules.

(c)          Section 3.15(c) of the Disclosure Schedule identifies each Governmental Authorization held by the Company, and the Company has delivered to Parent accurate and complete copies of all such Governmental Authorizations. The Governmental Authorizations held by the Company are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted and as presently planned to be conducted. The Company is in compliance with the terms and requirements of the Governmental Authorizations held by it. The Company has not received any notice or other communication from any Governmental Authority regarding (i) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization. Section 3.15(c) of the Disclosure Schedule also identifies with an asterisk each Governmental Authorization set forth therein which by its terms cannot be transferred to the Surviving Corporation at the Effective Time.

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(d)          Except as set forth in Section 3.15(d) of the Disclosure Schedule, the Company has not applied, and is not certified, for participation and reimbursement under Titles XVIII and XIX of the Social Security Act (the “Medicare and Medicaid Programs”) and the TRICARE Program (the Medicare and Medicaid Programs, the TRICARE Program, and such other similar federal, state or local reimbursement or governmental programs (including “Federal health care programs” as defined in 42 U.S.C. § 1320a-7b(f)), are referred to collectively as the “Governmental Programs”), nor does the Company bill or receive payments from private, non-governmental programs (including any private insurance program) (such private, non-governmental programs are referred to collectively as “Private Programs”). There are no pending or threatened investigations, audits or other actions, relating to the Company’s participation in any Governmental Program or Private Program, nor have there been any within the last three (3) years.

(e)          No Governmental Program or Private Program (collectively, “Payment Program”) has imposed a fine, penalty or other sanction on the Company. The Company has not been excluded from participation in any Payment Program.

(f)           All of the Company’s tests, assays and other activities offered for patient testing comply with all regulations and/or standards prescribed and/or endorsed by the College of American Pathologists.

(g)           None of the Company nor any director, officer, employee, or, to the Company’s Knowledge, agent of the Company:

(i)          has been convicted of or has been charged by any Governmental Authority or by any third party on behalf of any Governmental Authority with any violation of any Law related to any Governmental Program;

(ii)         has been convicted of, or has been charged by any Governmental Authority with any violation of any Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or controlled substances; or

(iii)        is or has been excluded, suspended or debarred from participation, or is otherwise ineligible to participate, in any Governmental Program or has committed any violation of any Law that could reasonably be expected to serve as the basis for any such exclusion, suspension, debarment or other ineligibility.

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Section 3.16         Environmental Matters.

(a)          The Company is currently and has been in compliance with all Environmental Laws and has not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)          The Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.16(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by the Company through the Closing Date in accordance with Environmental Law, and applicable applications to renew such Environmental Permits have been filed in a manner such that the permits remain in effect during the pendency of the application, and the Company is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company as currently carried out.

(c)          No real property currently or formerly owned, operated or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)          There has been no Release of Hazardous Materials with respect to the business or assets of the Company or any real property currently or formerly owned, operated or leased by the Company. The Company has not received an Environmental Notice or Environmental Claim that any real property currently or formerly owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, the Company.

(e)          Section 3.16(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by the Company.

(f)          Section 3.16(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company and any predecessors as to which the Company may retain liability, and none of these facilities or locations has been placed or, proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and the Company has not received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company.

(g)          The Company has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

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(h)          The Company has provided or otherwise made available to Parent and listed in Section 3.16(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any currently or formerly owned, operated or leased real property which are in the possession or control of the Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i)          The Company is not aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company as currently carried out.

(j)          The Company owns and controls all Environmental Attributes (a complete and accurate list of which is set forth in Section 3.16(j) of the Disclosure Schedules) and has not entered into any contract or pledge to transfer, lease, license, guarantee, sell, mortgage, pledge or otherwise dispose of or encumber any Environmental Attributes as of the date hereof. The Company is not aware of any condition, event or circumstance that might prevent, impede or materially increase the costs associated with the transfer (if required) to Parent of any Environmental Attributes after the Closing Date.

Section 3.17         Employee Benefit Matters.

(a)          Section 3.17(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Parent or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.17(a) of the Disclosure Schedules, each, a “Benefit Plan”). The Company has separately identified in Section 3.17(a) of the Disclosure Schedules (i) each Benefit Plan that contains a change in control provision and (ii) each Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by the Company primarily for the benefit of employees outside of the United States (a “Non-U.S. Benefit Plan”).

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(b)          With respect to each Benefit Plan, the Company has made available to Parent accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the three most recently filed Form 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the three most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c)          Each Benefit Plan and any related trust has been established, administered and maintained materially in accordance with its terms and in material compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Parent or any of its Affiliates, to a penalty under Section 502 of ERISA or to Tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP. All Non-U.S. Benefit Plans that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

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(d)          No Benefit Plan is and neither the Company nor any of its ERISA Affiliates maintains, contributes to, is required to contribute to, or has any Liability or obligation (contingent or otherwise) under or with respect to, a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (within the meaning of Section 413(c) of the Code), or a pension plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

(e)          Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Parent, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(f)          Other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(g)          There is no pending or, to the Company's Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(h)          There has been no amendment to, announcement by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant, as applicable. Neither the Company nor any of its Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(i)          Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise Taxes, interest or penalties incurred pursuant to Section 409A of the Code.

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(j)          Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(k)           Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 3.18         Employment Matters.

(a)          Section 3.18(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate, including annual salary for employees paid by salary and hourly rate of pay for employees paid by the hour; (v) status as an exempt or non-exempt employee; (vi) commission, bonus or other incentive-based compensation; and (vii) a description of the fringe benefits provided to each such individual as of the date hereof, including, without limitation, accrued, unused paid time off. As of the date hereof, all compensation, including wages, overtime, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the audited balance sheet contained in the Closing Working Capital Statement) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses.

(b)          The Company is not, and has never been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has never been, any Union representing or purporting to represent any employee of the Company. No Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining, and no certification question, demand for recognition, representation proceedings or other unionization activities exists or has existed with respect to any employees of the Company. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees or any grievances, arbitrations, claims of unfair labor practices or other collective bargaining disputes or arbitrations pending or threatened against the Company. The Company has no duty to bargain with any Union.

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(c)          The Company is and has been in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Company, including all Laws relating to labor relations, employment, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, occupational safety, terms and conditions of employment, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, tax withholding, tax payment, pay equity, privacy, health and safety, workers' compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Actions against the Company pending, or to the Company's Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitration entity in connection with or arising from any current or former applicant, employee, consultant or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws.

(d)          The Company has not, since January 1, 2009, effectuated: (i) any “plant closing” (as defined in the WARN Act or any similar state, local or foreign Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company; (ii) any “mass layoff” (as defined in the WARN Act or any similar state, local or foreign Law) affecting any site of employment or facility of the Company; or (iii) reduced hours in a manner to trigger the WARN Act or any similar state, local or foreign Law. The Company has complied with the WARN Act, and it has no plans to undertake any action in the future that would trigger the WARN Act.

(e)          To the Company’s Knowledge, no service provider of the Company is in violation of any written agreement with a former employer or other entity relating to the disclosure or use of trade secrets or proprietary information. To the Company’s Knowledge, no employee or group of employees plans to terminate employment with the Company.

(f)           There are no material Liabilities, whether contingent or absolute, of the Company relating to workers’ compensation benefits that are not fully insured against by a bona fide third-party insurance carrier. With respect to each Benefit Plan and with respect to each state workers’ compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid to date under such insurance policy or fund have been paid.

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Section 3.19         Taxes.

(a)          All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All material Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)          The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party.

(c)          No claim has been made in writing by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)          No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(e)          All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid or otherwise resolved.

(f)          Section 3.19(f) of the Disclosure Schedules sets forth:

(i)          those years for which examinations by the taxing authorities have been completed; and

(ii)         those taxable years for which examinations by taxing authorities are presently being conducted.

(g)          The Company has delivered to Parent copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all taxable years remaining open under the applicable statute of limitations.

(h)          No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.

(i)          The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution governed by Section 355 of the Code.

(j)          The Company is not, and has not been, a party to a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(k)          The Company is not a party to any Action by any taxing authority. The Company has not received any written notice of any pending or threatened Actions by any taxing authority.

(l)          There are no Encumbrances for Taxes (other than for Permitted Encumbrances) upon the assets of the Company.

(m)          The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement, other than pursuant to any lease, loan, or similar commercial agreement the principal purpose of which is not related to Taxes.

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(n)          The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise, other than pursuant to any lease, loan or similar commercial agreement the principal purpose of which is not related to Taxes.

(o)          The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for a Post-Closing Tax Period as a result of:

(i)          any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a Pre-Closing Tax Period;

(ii)         an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)        a prepaid amount received on or before the Closing Date;

(iv)        any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v)         any election under Section 108(i) of the Code.

(p)          Section 3.19(p) of the Disclosure Schedules sets forth all foreign jurisdictions in which the Company is subject to Tax, is engaged in business or has a permanent establishment. The Company has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. The Company has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(q)          The Company has not taken or agreed to take any action, and does not know of any fact, agreement, plan or other circumstance, that is reasonably likely to prevent or impede the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

(r)          Notwithstanding any provision of this Agreement to the contrary, the foregoing provisions of this Section 3.19 constitute the Company’s sole representations and warranties regarding Taxes, Tax Returns and other matters relating to Taxes. Subject to Section 3.19(o), no representation or warranty contained in this Section 3.19 shall be deemed to apply directly or indirectly with respect to any Post-Closing Tax Period.

Section 3.20         Books and Records. The minute books and stock record books of the Company, all of which have been made available to Parent, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the Stockholders, the Company Board and any committees of the Company Board, and no meeting, or action taken by written consent, of any such Stockholders, Company Board or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

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Section 3.21         Related Party Transactions. No executive officer or director of the Company or any person owning 5% or of the Shares (or any of such person's immediate family members or Affiliates or associates) is a party, either directly or indirectly, to any Contract with or binding upon the Company or any of its assets, rights or properties or has any interest in any property owned by the Company or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

Section 3.22         Banks; Powers of Attorney. Section 3.22 of the Disclosure Schedules lists as of the date hereof the names and locations of all banks in which the Company has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. Except as set forth in Section 3.22 of the Disclosure Schedules, no Person holds a power of attorney to act on behalf of the Company.

Section 3.23         Other Regulatory Matters.

(a)          The Company has not received any notice or other communication from any Governmental Authority (i) contesting the uses of or the labeling and promotion of any of the Company Products or (ii) otherwise alleging any violation of any Law by the Company with respect to any Company Products.

(b)          There have been no field notifications or adverse regulatory actions taken (or, to the Knowledge of the Company, threatened) by any Governmental Authority with respect to any of the Company Products and the Company has not, either voluntarily or at the request of any Governmental Authority, provided post-sale warnings regarding any Company Product.

(c)          All filings with and submissions to any Governmental Authority made by the Company with regard to the Company Products, whether oral, written or electronically delivered, were true, accurate and complete as of the date made, and, to the extent required to be updated, as so updated remain true, accurate and complete as of the date hereof, and do not misstate any of the statements or information included therein, or omit to state a fact necessary to make the statements therein not misleading.

(d)          As to each Company Product subject to FDA regulation or similar legal provisions in any foreign jurisdiction, each such Company Product is being developed, manufactured, tested, packaged, labeled, marketed, sold, distributed or commercialized in material compliance with all applicable Laws and FDA requirements, including, but not limited to, those relating to investigational use, investigational device exemption, premarket notification, premarket approval, good clinical practices, good manufacturing practices, record keeping, filing of reports, and patient privacy and medical record security.  All manufacturing facilities of the Company are operated in compliance in all material respects with the FDA’s Quality System Regulation requirements at 21 C.F.R. Part 820, as applicable.

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(e)          All preclinical and clinical trials conducted, supervised or monitored by the Company have been conducted in material compliance with all applicable Laws, and the regulations and requirements of any Governmental Authority, including, but not limited to, FDA good clinical practice and good laboratory practice requirements.  The Company has consistently obtained and maintained any necessary Institutional Review Board (“IRB”) approvals of clinical trials or modifications thereto, conducted, supervised, or monitored by the Company.  In no clinical trial conducted, supervised or monitored by the Company has IRB approval ever been suspended, terminated, put on clinical hold, or voluntarily withdrawn because of deficiencies attributed to the Company.

(f)          Section 3.23(f) of the Company Disclosure Schedule sets forth a complete and accurate listing of all preclinical and clinical studies, together with the dates and brief descriptions of such studies, previously or currently undertaken or sponsored by the Company with respect to any Company Product.  All material information regarding the efficacy, safety and utility of the Company Products has been collected and maintained in accordance with accepted industry practices and will be readily accessible to Parent after the Effective Time.  The Company has heretofore provided to Parent all material correspondence and contact information between the Company and the FDA or any other Governmental Authority regarding the Company Products, and, to the extent provided to the Company, between the FDA and other Governmental Authorities relating thereto.

Section 3.24         Product and Service Warranties.

(a)          The Company does not make any warranty or guaranty as to goods manufactured, sold, leased, licensed or delivered or services provided by it, and there is no pending or, to the Knowledge of the Company, threatened claim alleging any breach of any such warranty or guaranty. All goods manufactured, sold, leased, licensed or delivered, or services provided by the Company have been in conformity with all applicable contractual commitments and all express and implied warranties.

(b)          Adequate reserves for any expense to be incurred by the Company as a result of any express or implied warranty or guaranty as to goods sold, leased or licensed, or services provided by, the Company prior to the Effective Time are reflected on the Financial Statements.

Section 3.25         Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Company.

Section 3.26         Certain Payments. To the Knowledge of the Company, neither the Company nor any of its directors, officers, agents or employees (in their capacities as such) has: (a) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns in violation of the Foreign Corrupt Practices Act of 1977, as amended; (b) made any other unlawful payment, gift or contribution, in each case for the purpose of: (x) obtaining favorable treatment in securing business; (y) paying for favorable treatment for business secured; or (z) obtaining special concessions or for special concessions already obtained; or (c) engaged in any business or effected any transactions with any Person (i) located in a Restricted Nation; (ii) that is owned, controlled by or acting on behalf of an individual, business or organization in a Restricted Nation; (iii) that is a government of a Restricted Nation; (iv) that is owned, controlled by or acting on behalf of a government of a Restricted Nation; or (v) that is a Specially Designated National.

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Section 3.27         Takeover Statutes. The Company Board has taken all necessary action to ensure that (a) neither Parent nor Merger Sub will be an “affiliated shareholder” or prohibited from entering into or consummating a “business combination” with the Company under Section 203 of the DGCL as a result of the execution of this Agreement or the Voting Agreement or the consummation of the Merger or the other transactions contemplated hereby and (b) any “moratorium”, “control share acquisition”, “business combination”, “fair price” or other form of anti-takeover Law, or any anti-takeover provisions in the Company Charter Documents, is not applicable to the Company, Parent, Merger Sub, the Shares, this Agreement, the Voting Agreement, the Merger or the other transactions contemplated hereby.

Section 3.28         Full Disclosure. No representation or warranty by the Company in this Agreement, no information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the S-4 Registration Statement, at the time it becomes effective or at the effective time of any post-effective amendment, or Proxy Statement/Prospectus, at the time of mailing, and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Parent or any of its Representatives pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances in which they are made, not misleading. Each of the S-4 Registration Statement and Proxy Statement/Prospectus (as it relates to the Company) will comply as to form and content in all material respects with the provisions of the Exchange Act and the Securities Act, as applicable.

Article IV
Representations and warranties of parent and merger sub

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Parent and Merger Sub represent and warrant to the Company that the statements contained in this Article IV are true and correct as of the date hereof.

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Section 4.01         Organization and Authority of Parent and Merger Sub. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each of Parent and Merger Sub has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and any Ancillary Document to which they are a party and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Parent and Merger Sub, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms. When each Ancillary Document to which Parent or Merger Sub is or will be a party has been duly executed and delivered by Parent or Merger Sub (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Parent or Merger Sub enforceable against it in accordance with its terms.

Section 4.02         No Conflicts; Consents. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Ancillary Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Parent or Merger Sub; (b) subject to, in the case of the Merger, obtaining the Requisite Parent Vote, conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Parent or Merger Sub; or (c) except as set forth in Section 4.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which Parent or Merger Sub is a party, except where the conflict, breach, default or failure to obtain consent would not, individually or in the aggregate, have a material adverse effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of Delaware, (ii) such filings as may be required under the HSR Act, (iii) the filing with the SEC of the S-4 Registration Statement and the Proxy Statement/Prospectus relating to the approval of this Agreement by the holders of Shares and the issuance of Parent Shares in the Merger, (iv) the filing of the Certificate of Merger with the Secretary of State, (v) such other filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act and Nasdaq and (vi) such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a material adverse effect.

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Section 4.03         Capitalization; Subsidiaries. As of the date of this Agreement, the authorized capital stock of Parent consists of 45,714,286 Parent Shares and 1,000,000 shares of preferred stock, $0.001 par value (“Parent Preferred Stock”). As of the date hereof, (a) 16,216,466 Parent Shares were issued and outstanding, (b) options to purchase 4,833,883 Parent Shares were outstanding, (c) no Parent restricted stock units were outstanding, (d) 188,149 Parent restricted shares were outstanding, (e) warrants to purchase 2,675,120 Parent Shares were outstanding and (f) no shares of Parent Preferred Stock were issued and outstanding. All Parent Shares have been duly authorized and are validly issued, fully paid and non-assessable and not subject to any pre-emptive (or similar) rights or registration rights. Each outstanding share of capital stock of each Subsidiary of Parent that is a corporation is duly authorized, validly issued, fully paid and non-assessable and not subject to any pre-emptive (or similar) rights or registration rights. Section 4.03 of the Disclosure Schedules sets forth a correct and complete list of all of Parent’s Subsidiaries, together with the jurisdiction of organization of each Subsidiary and the percentage of each Subsidiary’s outstanding Equity Interests owned by Parent or another Subsidiary. All of the issued and outstanding Equity Interests of Merger Sub are, and at the Effective Time will be, owned by Parent.

Section 4.04         No Prior Merger Sub Operations. Merger Sub has not conducted any business prior to the date of this Agreement and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.05         Brokers. Except for Cowen and Company LLC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.06         Financing. Parent has delivered to the Company a true and complete copy of the executed commitment letter from Perceptive Advisors LLC (the “Lender”), together with all exhibits, schedules and annexes thereto (the “Financing Commitment Letter”), pursuant to which the Lender has committed to provide Parent with debt financing in an aggregate principal amount of $15.5 million (the “Financing”). The Financing Commitment Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligations of Parent and, to Parent’s knowledge, the other parties thereto as of the date hereof.  As of the date of this Agreement, the Financing Commitment Letter has not been withdrawn, rescinded or terminated or otherwise amended or modified in any respect, and no such withdrawal, rescission, termination, amendment or modification is contemplated. Assuming (i) the Financing is funded in accordance with the Financing Commitment Letter, (ii) the conditions set forth in Section 7.02 will be satisfied as of the Closing Date, the funds from the Financing, together with funds (including cash on hand of Parent and its Subsidiaries) otherwise available to Parent, will be sufficient to consummate the transactions contemplated by this Agreement and each Ancillary Document upon the terms contemplated hereby and thereby, together with any fees and expenses of or payable by Parent on the Closing Date with respect thereto and with respect to the Financing.

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Section 4.07         Securities Filings; Financial Statements; No Undisclosed Liabilities; Sarbanes-Oxley Act.

(a)          Since January 1, 2013, Parent has timely filed all Parent Securities Documents. No such Parent Securities Document, as of its date (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such filing), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they are made, not misleading. All of the Parent Securities Documents, as of their respective dates (or, as of the date of any amendment to the respective Parent Securities Document), complied, as to form, in all material respects with U.S. Securities Laws. No Subsidiary of Parent is required to file any registration statement, prospectus, report, schedule, form, statement or other document with any applicable securities regulatory authority, including the SEC, and self-regulatory organization. Since the last day of the quarter end reported upon by Parent by the filing with the SEC of Parent’s most recent Quarterly Report on Form 10-Q, with respect to Parent and the Merger Sub, there has not been any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub.

(b)          Each of the financial statements of Parent (including the related notes) included or incorporated by reference in the Parent Securities Documents (including any similar documents filed after the date of this Agreement) comply as to form and content in all material respects with applicable accounting requirements and U.S. Securities Laws with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

(c)          Except for liabilities and obligations incurred in the ordinary course of business consistent with past practice, since the date of the most recent consolidated balance sheet included in the Parent Securities Documents, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Parent and its consolidated Subsidiaries or in the notes thereto. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of Parent as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The management of Parent has completed its assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2013, and such assessment concluded that such controls were effective. The management of Parent has disclosed, based on its most recent evaluation of its system of internal control over financial reporting prior to the date of this Agreement, to Parent’s outside auditors and the audit committee of Parent’s board of directors (i) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would reasonably be expected to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

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(d)          There are no outstanding or unresolved comments in any comment letters of the SEC or self-regulatory organization received by Parent relating to the Parent Securities Documents. Parent has heretofore made available to Company true, correct and complete copies of all written correspondence between Parent and the SEC occurring since January 1, 2013. None of the Parent Securities Documents is, to the knowledge of Parent, the subject of ongoing SEC or self-regulatory organization review.

(e)          Neither Parent nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Parent or one of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent’s financial statements or other Parent Securities Documents.

(f)          Parent has heretofore furnished or made available to the Company complete and correct copies of all material amendments and modifications that have not been filed by Parent with the SEC to all agreements, documents and other instruments that previously had been filed by Parent with the SEC and are currently in effect.

Section 4.08         S-4 Registration Statement; Proxy Statement/Prospectus. The information, taken as a whole, with respect to Parent or its Subsidiaries to be included in the Proxy Statement/Prospectus or the S-4 Registration Statement will not, in the case of the Proxy Statement/Prospectus or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement/Prospectus or any amendments or supplements thereto, and at the time of the Parent Special Meeting, or, in the case of the S-4 Registration Statement, at the time it becomes effective or at the effective time of any post-effective amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Merger Sub with respect to information supplied in writing by the Company or any Affiliate of the Company specifically for inclusion in the Proxy Statement/Prospectus or the S-4 Registration Statement. Each of the Proxy Statement/Prospectus and S-4 Registration Statement (as it relates to Parent) will comply as to form and content in all material respects with the provisions of the Exchange Act and the Securities Act, as applicable.

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Section 4.09         Opinion of Financial Advisor. The Board of Directors of Parent has received the opinion of Cowen and Company, LLC, Parent's financial adviser in connection with the Merger, to the effect that, as of the date of the opinion, and based upon and subject to the various assumptions, qualifications, limitations, and other matters set forth therein, the consideration to be paid by Parent in the Merger pursuant to the terms of this Agreement is fair, from a financial point of view, to Parent. A signed copy of such opinion has been delivered to the Company for informational purposes only.

Section 4.10         Legal Proceedings. Parent has complied, and is now complying, with all Laws applicable to it or its business, properties or assets. No investigation, review or Proceeding by any Governmental Authority in relation to any actual or alleged material violation of Law by Parent is pending or, to Parent’s knowledge, threatened, nor has Parent received any written notice from any Governmental Authority indicating an intention to conduct the same. Parent is not a party to any consent or similar Contract with a Governmental Authority that: would reasonably be expected to, either individually or in the aggregate, result in a Material Adverse Effect. Parent has not received any written notice of, or been charged with, the violation of any material Law. All Permits required for Parent to conduct its business as currently being conducted and as presently planned to be conducted have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full.

Section 4.11         Compliance with Laws. Except as set forth in Section 4.11 of the Disclosure Schedules, there are no Actions pending or, to Parent's or Merger Sub's knowledge, threatened against or by Parent or Merger Sub that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Parent’s knowledge, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.12         Contracts. None of the contracts attached as exhibits to any of the Parent Securities Documents since January 1, 2014 that are still in effect (collectively, “Filed Contracts”) contains a provision requiring the consent of any party with respect to the consummation of the transaction contemplated herein. No notice of default arising under any Filed Contract has been delivered to, to Parent’s knowledge, or by Parent. Each Filed Contract is legally valid and binding on Parent and, to the knowledge of Parent, are legally valid and binding obligations of the other party thereto, in accordance with its terms and is in full force and effect, and neither Parent nor, to Parent’s knowledge, the other party thereto is in breach or default thereunder except for such breach or default as would not have a material adverse effect on Parent.

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Section 4.13         Tax.

(a)          All Tax Returns required to be filed on or before the Closing Date by Parent and its Subsidiaries have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All material Taxes due and owing by Parent or its Subsidiaries (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)          Parent and its Subsidiaries have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party.

(c)          No claim has been made in writing by any taxing authority in any jurisdiction where Parent or any of its Subsidiaries do not file Tax Returns that Parent or any of its Subsidiaries is, or may be, subject to Tax by that jurisdiction.

(d)          No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Parent or any of its Subsidiaries.

(e)          All deficiencies asserted, or assessments made, against Parent or any of its Subsidiaries as a result of any examinations by any taxing authority have been fully paid or otherwise resolved.

(f)          Neither Parent nor any of its Subsidiaries is, or has been, a party to a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(g)          Neither Parent nor any of its Subsidiaries is a party to any Action by any taxing authority. Neither Parent nor any of its Subsidiaries has received any written notice of any pending or threatened Actions by any taxing authority.

(h)          There are no Encumbrances for Taxes (other than for Permitted Encumbrances) upon the assets of Parent or any of its Subsidiaries.

(i)          Neither Parent nor any of its Subsidiaries is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement, other than pursuant to any lease, loan, or similar commercial agreement the principal purpose of which is not related to Taxes.

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(j)          Neither Parent nor any of its Subsidiaries has Liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise, other than pursuant to any lease, loan or similar commercial agreement the principal purpose of which is not related to Taxes.

(k)          Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent or impede the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

Article V
Covenants

Section 5.01         Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Parent, the Company shall (x) conduct the business of the Company in the ordinary course of business consistent with past practice; and (y) maintain and preserve intact the current organization, business and franchise of the Company and preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, the Company shall:

(a)          preserve and maintain all of its Permits;

(b)          pay its debts, Taxes and other obligations when due;

(c)          maintain the properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)          continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e)          defend and protect its properties and assets from infringement or usurpation;

(f)          perform all obligations, in all material respects, under all Material Contracts relating to or affecting its properties, assets or business;

(g)          maintain its books and records in accordance with past practice;

(h)          comply in all material respects with all applicable Laws;

(i)          not form any Subsidiaries; and

(j)          not take or permit any action that would cause any of the changes, events or conditions described in Section 3.08, except as listed on Section 3.08 of the Disclosure Schedules, to occur.

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Section 5.02         Access to Information.

(a)          From the date hereof until the Closing, the Company shall (a) upon reasonable notice, afford Parent and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Parent and its Representatives with such financial, operating and other data and information related to the Company as Parent or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Company to cooperate with Parent in its investigation of the Company. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. No investigation by Parent or other information received by Parent shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement.

(b)          Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated April 2, 2014, between Parent and the Company (the “Confidentiality Agreement”), which shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 5.03         No Solicitation.

(a)          From and after the date hereof, except as specifically permitted in this Section 5.03, (1) the Company shall not, and shall not authorize or permit any of its Affiliates or Representatives to, directly or indirectly: (i) solicit, initiate, facilitate or encourage the submission or announcement of any Acquisition Proposal or any inquiries with respect to the submission or announcement of any Acquisition Proposal; (ii) participate in discussions or negotiations regarding, or furnish any information relating to, the Company with respect to, or otherwise cooperate in any way with, any effort or attempt by any Person (other than Parent or its Affiliates) to make an inquiry in respect of or make any proposal or offer that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; (iii) except for confidentiality agreements entered into pursuant to and in accordance with the proviso set forth in clause (d)(iv)(A) of this Section 5.03, enter into a letter of intent, memorandum of understanding or other agreement with any Person, other than Parent or its Affiliates, relating to an Acquisition Proposal; or (iv) waive any Standstill Agreement (as defined below) or voting restriction contained in the organizational or governing documents of the Company, in each case except (A) to the extent necessary to permit the Company to take an action it is otherwise permitted to take under Section 5.03(d) in full compliance with such provision or (B) to the extent that the Company has duly effected a Change of Board Recommendation in accordance with the terms hereof with respect to a proposal by the third party subject to such Standstill Agreement. The Company shall ensure that its Representatives are aware of the provisions of this Section 5.03, and any violation of the restrictions contained in this Section 5.03 by the Company Board (including any committee thereof) or any Representative of the Company shall be deemed to be a breach of this Section 5.03 by the Company.

(b)          The Company shall, and shall cause its Affiliates and all of its and their Representatives to, (i) immediately cease and terminate any existing solicitations, discussions, negotiations or other activity with any Person (other than Parent or its Affiliates) being conducted with respect to any Acquisition Proposal or inquiry that may reasonably be expected to lead to, any Acquisition Proposal on the date hereof, (ii) promptly request that each Person (other than Parent or its Affiliates) that has received confidential information in connection with a possible Acquisition Proposal return to the Company or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company and (iii) use reasonable best efforts to enforce, and not amend, terminate, modify or grant any waiver under, any confidentiality, standstill or other agreement to which the Company is a party (such agreement, a “Standstill Agreement”), except as otherwise contemplated by Section 5.03(a)(iv)(A) or Section 5.03(a)(iv)(B).

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(c)          From and after the date hereof, the Company shall notify Parent as soon as practicable (but in any event within forty-eight (48) hours) after receipt of (i) any Acquisition Proposal or indication that any Person is considering making an Acquisition Proposal, (ii) any request for information relating to the Company or (iii) any request for access to the properties, assets or the books and records of the Company that the Company reasonably believes is reasonably likely to lead to an Acquisition Proposal. The Company shall provide Parent promptly with the identity of such Person, a description of the material terms of such Acquisition Proposal, indication or request and a copy of such Acquisition Proposal, if in writing. The Company shall keep Parent informed on a reasonably current basis of the status and the material terms of any such Acquisition Proposal, indication or request and shall notify Parent promptly (but in any event within forty-eight (48) hours) of any material change in the terms of any such Acquisition Proposal, indication or request (including whether such Acquisition Proposal, indication or request has been withdrawn or rejected and of any material change to the terms thereof) and concurrently provide a copy of any document received from or on behalf of the Person making such Acquisition Proposal, indication or request relating to any such material development.

(d)          Notwithstanding the foregoing provisions of Section 5.03(a) and Section 5.03(b), prior to the Effective Time, the Company or the Company Board may engage in discussions or negotiations with, or furnish or disclose any information relating to the Company or give access to the properties, assets or the books and records of the Company, to a Person in response to an unsolicited, bona fide, written third party proposal with respect to an Acquisition Proposal that is submitted to the Company by such Person (and not withdrawn) if (i) none of the Company nor any Representatives of the Company shall have breached any of the provisions set forth in this Section 5.03 in any respect, (ii) such Person is not a party to any Standstill Agreement with the Company (except as otherwise contemplated by Section 5.03(a)(iv)(A) or Section 5.03(a)(iv)(B)), (iii) the Company Board shall have determined in good faith (after consultation with the Company’s legal and financial advisors) that such Acquisition Proposal could reasonably be expected to result in a Superior Proposal and (after consultation with the Company’s legal advisor) that the failure to take such action could reasonably be expected to result in a breach of the directors’ fiduciary obligations to the stockholders of the Company under applicable Laws, and (iv) the Company (A) shall have entered into a confidentiality agreement on terms no more favorable to such Person than those contained in the Confidentiality Agreement and provided a copy of such agreement to Parent and (B) shall concurrently disclose or make available the same information to Parent as it makes available to such Person to the extent such information was not previously disclosed to Parent.

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(e)          Neither the Company Board nor any committee thereof shall, except as provided in this Section 5.03(e), (i) withdraw, change, amend, modify or qualify, or publicly propose to withdraw, change, amend, modify or qualify, in a manner adverse to Parent or Merger Subsidiary, the Company Board Recommendation, (ii) approve, endorse or recommend or publicly propose to approve, endorse or recommend any Acquisition Proposal (any action or failure to act described in clause (i) or clause (ii) of this Section 5.03(e), being a “Change of Board Recommendation”) or (iii) approve or publicly propose to approve, endorse or recommend or cause the Company to enter into, any letter of intent, agreement in principle or other agreement relating to any Acquisition Proposal (other than a confidentiality agreement permitted by Section 5.03(d)(iv)(A)). Notwithstanding the immediately preceding sentence, if, at any time prior to the date on which the Required Company Vote is obtained for the Merger, the Company Board determines in good faith (after consultation with the Company’s legal and financial advisors) that an Acquisition Proposal constitutes a Superior Proposal, the Company Board may (x) effect a Change of Board Recommendation in response to the Superior Proposal and/or (y) if the Effective Time has not occurred, terminate this Agreement in accordance with Section 9.01(c)(iii), but only if (A) the Company Board determines in good faith (after consultation with the Company’s legal advisors) that the failure to take such action would reasonably be expected to result in a breach of its fiduciary duties to the stockholders of the Company under applicable Laws, (B) the Company Board provides Parent with at least five (5) Business Days’ advance written notice of the actions described in clauses (x) and (y) of this Section 5.03(e) that it intends to take and specifying the material events giving rise thereto and providing to Parent copies of the drafts of the relevant proposed transaction agreements with the Person making the Superior Proposal and other material documents related to such Superior Proposal (provided, that after the giving of such notice, in the event that the applicable Superior Proposal is materially amended, changed or modified (it being understood that any amendment, change or modification to the consideration offered or the conditions to the consummation of the transactions contemplated by such Acquisition Proposal would be deemed to be a material amendment, change or modification), then, upon each such occasion, the Company shall provide prompt notice to Parent describing such material amendment, change or modification (and a copy of any document from or on behalf of the Person making the Superior Proposal relating to such amendment, change or modification) and a new advance notice period of two (2) Business Days shall be applicable; provided further, that in no event shall the initial five (5) Business Day period be shortened to a period less than five (5) Business Days) and (C) during such five (5) Business Day period (or later two (2) Business Day period), the Company and its Representatives shall, if requested by Parent, negotiate in good faith with Parent and its Representatives to amend this Agreement so as to enable the Company Board to determine that the Superior Proposal no longer constitutes a Superior Proposal (after taking into account any agreed modifications to the terms of this Agreement) and at the end of such five (5) Business Day period (or later two (2) Business Day period), the Company Board maintains its determination that the Superior Proposal constitutes a Superior Proposal (after taking into account any agreed modifications to the terms of this Agreement). The Company shall not submit to the vote of its stockholders any Acquisition Proposal or Superior Proposal prior to the termination of this Agreement. Neither the Company nor the Company Board may take the action set forth in this Section 5.03(e) and/or terminate this Agreement in accordance with Section 9.01(c)(iii) unless the Company, prior to such termination, pays Parent in immediately available funds any fees required to be paid pursuant to Section 9.02(b).

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Section 5.04         Proxy Statement/Prospectus; Information Supplied; Parent and Stockholders’ Meetings.

(a)          As soon as reasonably practicable following the date of this Agreement, Parent and the Company shall prepare and file with the SEC the proxy statement to be sent to the stockholders of each of Parent and the Company relating to the Stockholders’ Meeting and a Registration Statement on Form S-4 (including a prospectus) (the “S-4 Registration Statement”) in connection with the issuance of Parent Shares in the Merger, of which such proxy statement will form a part (such proxy statement and prospectus constituting a part thereof, the “Proxy Statement/Prospectus”). Parent and the Company each shall use its reasonable best efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and each of the Company and Parent shall thereafter use its reasonable best efforts to promptly thereafter mail the Proxy Statement/Prospectus to the holders of each of Company and Parent’s Shares. Parent shall also use its reasonable best efforts to satisfy prior to the effective date of the S-4 Registration Statement all necessary state securities Law or “blue sky” notice requirements in connection with the Merger and to consummate the other transactions contemplated hereby and will pay all expenses incident thereto.

(b)          The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the S-4 Registration Statement will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to the stockholders of each of Parent and the Company and at the time of the Stockholders’ Meeting, or any adjournment or postponement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company and Parent will cause the S-4 Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act.

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(c)          The Company, Parent and Merger Sub shall cooperate with each other in the preparation of the S-4 Registration Statement, including the Proxy Statement/Prospectus required hereunder. Each of Parent, Merger Sub and the Company and their respective counsels shall be given a reasonable opportunity to review and comment upon the Proxy Statement/Prospectus and the S-4 Registration Statement prior to the filing thereof with the SEC, and shall provide any comments thereon as soon as reasonably practicable. Each party shall promptly notify the other party and its counsel of the time when the S-4 Registration Statement has become effective, of the issuance of any stop order or suspension of the qualification of the Parent Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any written comments or other material communications such party or its counsel receives from time to time from the SEC or its staff with respect to the S-4 Registration Statement or the Proxy Statement/Prospectus, and shall provide the other party with copies of any written responses to and telephonic notification of any material verbal responses received from the SEC or its staff by such party or its counsel with respect to the S-4 Registration Statement or the Proxy Statement/Prospectus. If at any time prior to the time the Requisite Company Vote is obtained, any party shall become aware of the occurrence of any event or other circumstance relating to it or any of its Subsidiaries as to which an amendment or supplement to the S-4 Registration Statement or the Proxy Statement/Prospectus shall be required, such party shall promptly notify the other party and Parent and the Company each shall use its reasonable best efforts to promptly prepare and file with the SEC such amendment or supplement and promptly thereafter mail the Proxy Statement/Prospectus to the stockholders of each of Parent and the Company to the extent legally required.

(d)          As soon as reasonably practicable after the S-4 Registration Statement is declared effective, the Company, acting through the Company Board, shall either solicit written consent resolutions or duly call, give notice of, convene and hold a special meeting of holders of Shares (the “Company Stockholders’ Meeting”) to consider and vote upon the approval of this Agreement, and will not postpone or adjourn such meeting without the consent of Parent except to the extent required by Law. The Company Board shall take all lawful action to solicit approval of this Agreement.

(e)          As soon as reasonably practicable after the S-4 Registration Statement is declared effective, Parent, acting through the board of directors of Parent, shall duly call, give notice of, convene and hold a special meeting of holders of Parent Shares (the “Parent Stockholders’ Meeting”) to consider and vote upon the approval of the issuance of Parent Shares pursuant to the terms of this Agreement, and will not postpone or adjourn such meeting except to the extent required by Law. The board of directors of Parent shall take all lawful action to solicit approval of this Agreement.

(f)          Parent shall prepare and submit to Nasdaq a listing application covering the Parent Shares to be issued in the Merger and shall use its commercially reasonable efforts to cause such Parent Shares to be authorized for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date.

(g)          The Company shall prepare and mail an appraisal notice as and to the extent required pursuant to Section 262 of the DGCL to any holder of Company Stock that has not consented to or voted for the adoption of this Agreement and the transactions contemplated by this Agreement that complies with Applicable Law. The Company shall (x) provide Parent an opportunity to review and comment on such appraisal notice (including the proposed final version of such document) and (y) shall consider in good faith all comments reasonably proposed by Parent. The appraisal notice shall include therewith a copy of Section 262 of the DGCL and all such other information as Parent shall reasonably request, and shall be sufficient in form and substance to start the twenty (20) day period during which a Stockholder must demand appraisal of such Stockholder's Shares as contemplated by Section 262(d)(2) of the DGCL.

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Section 5.05         Notice of Certain Events.

(a)           From the date hereof until the Closing, the Company and Parent agree to notify each other promptly in writing of:

(i)          any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (B) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 (in the case of the Company) or Section 7.03 (in the case of Parent) to be satisfied;

(ii)         any written notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

(iii)        any written notice from any Governmental Authority in connection with the transactions contemplated by this Agreement.

(b)          Parent’s or the Company’s receipt of information pursuant to this Section 5.05 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company or Parent, as applicable, in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.06         Supplement to Disclosure Schedules. From time to time prior to the Closing, the Company shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof; provided that such supplemental disclosure shall in no way alter the representations and warranties made by the Company pursuant to Article III of this Agreement, as qualified by the Disclosure Schedules on the date of this Agreement, nor prohibit, in any way, Parent from relying on the representations and warranties made by the Company pursuant to Article III of this Agreement, as qualified by the Disclosure Schedules on the date of this Agreement.

Section 5.07         Resignations. Prior to the Effective Time, Company shall cause each member of the Company Board and each officer of the Company appointed by the Company Board to execute and deliver a letter, which shall not be revoked or amended prior to the Effective Time, effectuating his or her resignation as a director of the Company effective immediately prior to the Effective Time.

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Section 5.08         Governmental Approvals and Consents

(a)          Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions (including those under the HSR Act) required under any Law applicable to such party or any of its Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)          The Company and Parent shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.03 and Section 4.02 of the Disclosure Schedules. Notwithstanding the foregoing, neither Parent nor the Company shall amend, modify, supplement or waive the terms and conditions of any Material Contract listed in the Company’s Disclosure Schedules without the prior consent of the other, nor shall either of them be obligated to pay or to commit to pay to any Person whose consent, waiver or approval is being sought any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person in connection with such consent, waiver or approval, except for immaterial customary fees and expenses expressly imposed by the terms of any such Material Contract.

(c)          Without limiting the generality of the parties' undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use commercially reasonable efforts to:

(i)          respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii)         avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii)        in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d)          All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Company and Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

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(e)          Notwithstanding the foregoing, nothing in this Section 5.08 shall require, or be construed to require, Parent or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Parent, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Parent of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 5.09         Directors' and Officers' Indemnification and Insurance.

(a)          Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company (each an “D&O Indemnified Party”) as provided in the Company Charter Documents, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 5.09 of the Disclosure Schedules, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

(b)          For six years after the Effective Time, to the fullest extent permitted under applicable Law, Parent and the Surviving Corporation (the “D&O Indemnifying Parties”) shall indemnify, defend and hold harmless each D&O Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement), and shall reimburse each D&O Indemnified Party for any legal or other expenses reasonably incurred by such D&O Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, subject to the Surviving Corporation's receipt of an undertaking by such D&O Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such D&O Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation's prior written consent (which consent shall not be unreasonably withheld or delayed).

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(c)          Prior to the Closing, the Company shall obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with at least the same coverage and amount and containing terms and conditions that are not less advantageous to the directors and officers of the Company as the Company's existing policies with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) (the “D&O Tail Policy”). The Company shall bear the cost of the D&O Tail Policy, and such costs, to the extent not paid prior to the Closing, shall be included in the determination of Transaction Expenses. During the term of the D&O Tail Policy, Parent shall not (and shall cause the Surviving Corporation not to) take any action following the Closing to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived; provided, that neither Parent, the Surviving Corporation nor any Affiliate thereof shall be obligated to pay any premiums or other amounts in respect of such D&O Tail Policy.

(d)          The obligations of Parent and the Surviving Corporation under this Section 5.09 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 5.09 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 5.09 applies shall be third-party beneficiaries of this Section 5.09, each of whom may enforce the provisions of this Section 5.09).

(e)          In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.09. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.09 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.10         Closing Conditions. From the date hereof until the Closing, subject to the terms of this Agreement, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

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Section 5.11         Assistance with Financing.

(a)          The Company acknowledges that Parent will need to provide the Lender, any alternate lender or investor, and their representatives (the “Financing Parties”), the information which is customary and requested by the Financing Parties in connection with the Financing (the “Company Information”), including, without limitation, the following: (i) as promptly as practicable all historical financial and other pertinent historical information regarding the Company as may be reasonably requested in writing by Parent in connection with the financing contemplated by the Financing and (ii) furnishing all financial statements expressly required by the Financing Commitment Letter within the time periods specified therein. Upon the reasonable request of Parent, the Company shall provide the Company Information to Parent or a Financing Party upon such Financing Party’s customary undertaking of confidentiality. In addition, the Company shall provide reasonable cooperation, and shall cause its independent accountants to cooperate, as reasonably requested by Parent, in connection with the arrangement of, and the negotiation of agreements with respect to, the Financing.

(b)          From the date hereof through the Closing Date, the Company shall use its reasonable best efforts, at Parent’s sole expense, to provide, and shall cause its independent accountants to provide, Parent with such information as Parent may reasonably request (including Company Information and management representation letters required for any audit and accountants comfort letters required in connection with debt or equity offerings) in connection with: (i) the completion of any private offering memorandums or other disclosure documents, (ii) Parent’s efforts to cause the Company’s financial statements and the pro forma financial information described in clause (iii) to comply with Regulation S-X and (iii) Parent’s preparation of pro forma financial information for purposes of its reports, or other filings (including the Form S-4 Registration Statement, the Proxy Statement/Prospectus or any other registration statement, any amendments thereto, or any prospectus or prospectus supplement in connection therewith) in accordance with Securities Act or the Exchange Act.

(c)          From the date hereof through the Closing Date, in the event the SEC has comments or questions on any of the Company’s financial information, the Company shall use its reasonable best efforts to reasonably assist and cooperate, and shall cause its independent accountants to assist and cooperate, with Parent, Parent’s independent accountants and the SEC to resolve any such issues and questions regarding the Company Information and take such actions with respect to such financial statements or information as are reasonably necessary for Parent to satisfy its obligations under Regulation S-X.

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(d)          From the date hereof through the Closing Date, the Company shall use its reasonable best efforts to cooperate with Parent’s reasonable requests in connection with Parent’s compliance with applicable Laws with respect to the transactions hereunder, including: (i) providing access to its management upon reasonable prior notice during normal business hours to assist with SEC reporting obligations of the transactions hereunder, including the preparation by Parent of pro forma financial statements and addressing purchase accounting issues; (ii) allowing access to the Company’s independent accountants (including to the extent required by such accountants, consent to the release of their work papers to Parent or Parent’s independent accountants), and discussing with the Company’s independent accountants appropriate consents to fulfill Parent’s reporting requirements, including financial statements and the notes thereto; (iii) assisting Parent in preparation of materials for rating agency presentations, offering documents, offering circulars or private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Financing, (iv) participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Financing, (v) providing authorization letters to the Financing Parties authorizing the distribution of information to prospective lenders and containing a customary representation that such information does not contain a material misstatement or omission and containing a representation to the Financing sources that the public side versions of such documents, if any, do not include material non-public information about the Company or its securities, (vii) cooperating reasonably with the Financing Parties’ sources’ due diligence, to the extent customary and reasonable and to the extent not unreasonably interfering with the business of the Company, and (viii) using its reasonable best efforts to arrange for customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing providing for the payoff, discharge and termination on the Closing Date of all indebtedness contemplated by the Financing Commitment Letter to be paid off, discharged and terminated on the Closing Date; provided, that the Company shall not be required to take any action prior to the Closing in contravention of the terms of any Company Indebtedness and the effectiveness of any such documentation executed by the Company shall be subject to the consummation of the Closing.

Section 5.12         Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be reasonably required to cause any disposition of Shares (including derivative securities with respect to Shares) or acquisitions of Parent Shares (including derivative securities with respect to Parent Shares) resulting from the transactions contemplated by this Agreement by each Person who will become subject to the reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13         Public Announcements. As soon as reasonably practicable after the date of this Agreement, Parent and the Company shall mutually agree upon a joint initial press release concerning this Agreement and the transactions contemplated hereby, which shall be disseminated at such time and in such manner as is agreed upon in writing by Parent and the Company (not to be unreasonably withheld, conditioned or delayed).

Section 5.14         Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

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Article VI
Tax matters

Section 6.01         Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Parent when due. Parent shall timely file any Tax Return or other document with respect to such Taxes or fees (and the Stockholder Representative shall cooperate with respect thereto as necessary).

Section 6.02         Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date, other than any lease, loan, or similar commercial agreement the principal purpose of which is not related to Taxes. After such date neither the Surviving Corporation nor Parent shall have any further rights or liabilities thereunder.

Section 6.03         Tax Indemnification. Except to the extent treated as a liability in the calculation of Closing Working Capital, the Stockholders, the Optionholders and the Warrantholders shall, severally and not jointly (in accordance with their Pro Rata Shares), indemnify the Parent Indemnitees and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.19; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI; (c) all Pre-Closing Taxes (including any Taxes payable with respect to a Straddle Period that are treated as Pre-Closing Taxes in accordance with Section 6.05 hereof);; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys' and accountants' fees) incurred in connection therewith, the Stockholders, the Optionholders and the Warrantholders shall, severally and not jointly (in accordance with their Pro Rata Shares), reimburse Parent for any Taxes of the Company that are the responsibility of the Stockholders, the Optionholders and the Warrantholders pursuant to this Section 6.03 within ten Business Days after payment of such Taxes by Parent or the Company. Notwithstanding anything to the contrary contained in this Agreement or otherwise, the Parent Indemnitees shall not be entitled to be indemnified or held harmless under this Agreement (including pursuant to a claim of breach of representation) for, and the Stockholders, the Optionholders and the Warrantholders shall not be responsible for (i) any Taxes (or Losses relating to Taxes) (A) that are taken into account in Closing Working Capital or paid prior to the Closing (including through estimated Tax payments or other prepayments of Tax), (B) any Post-Closing Taxes ((including any Taxes payable with respect to a Straddle Period that are not treated as Pre-Closing Taxes in accordance with Section 6.05), (C) attributable to transactions outside of the ordinary course of business that occur on the Closing Date after the Closing, or (E) which are Transfer Taxes for which Parent is responsible pursuant to Section 6.01, or (ii) any Losses relating to the availability of or limitations on, or reductions in or changes to, any Tax attributes (including, without limitation, net operating or capital losses, credit carryovers, Tax basis and depreciation or amortization periods).

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Section 6.04         Tax Returns

(a)          The Company shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by it that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions). Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law).

(b)          Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period and for any Straddle Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and shall be submitted by Parent to the Stockholder Representative (together with schedules, statements and, to the extent requested by the Stockholder Representative, supporting documentation) at least 45 days prior to the due date (including extensions) of such Tax Return. If the Stockholder Representative objects to any item on any such Tax Return that relates to a Pre-Closing Tax Period, it shall, within twenty days after delivery of such Tax Return, notify Parent in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Parent and the Stockholder Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Parent and the Stockholder Representative are unable to reach such agreement within ten days after receipt by Parent of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Parent and then amended to reflect the Independent Accountant's resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Parent and the Stockholder Representative. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period or Straddle Period shall be exclusively within the control of Parent. Parent shall be entitled to deduct from the Escrow Fund (i) Taxes due with respect to any such Tax Return that relate to Pre-Closing Tax Periods and (ii) Taxes due with respect to any such Tax Return that relate to Straddle Periods that are attributable under Section 6.05 to the portion of such Straddle Period ending on the Closing Date, but only to the extent such Taxes due were not taken into account as liabilities in computing the Closing Working Capital. All deductions for Transaction Expenses, compensatory amounts and similar amounts paid or payable by the Company as a result of or in connection with the consummation of the transactions contemplated hereby shall be allocated to and claimed in the taxable year (or portion thereof) ending on the Closing Date to the extent permitted by applicable Law.

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Section 6.05         Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)          in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)          in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.06         Contests. Parent agrees to give written notice to the Stockholder Representative of the receipt of any written notice by the Company, Parent or any of Parent's Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Parent pursuant to this Article VI (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Parent's right to indemnification hereunder. Parent shall control the contest or resolution of any Tax Claim; provided, however, that Parent shall obtain the prior written consent of the Stockholder Representative (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a Tax Claim or ceasing to defend such Tax Claim; and, provided further, that the Stockholder Representative shall be entitled to participate in the defense of such Tax Claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by the Stockholder Representative. Parent shall provide the Stockholder Representative with a timely and reasonably detailed account of each phase of such Tax Claim.

Section 6.07         Post-Closing Actions. Except as otherwise required by applicable Law, Parent shall not without the prior written consent of the Stockholder Representative (which consent shall not be unreasonably withheld, conditioned or delayed) (i) file, or allow to be filed, any amended Tax Return of the Company for a Pre-Closing Tax Period, (ii) apply to any taxing authority for any binding or non-binding opinion, ruling, or other determination with respect to the Company in relation to any act, matter, or transaction that occurred on or before the Closing Date, (iii) waive any carry back for federal, state, local or foreign Tax purposes to any taxable period, or portion thereof, of the Company ending on or before the Closing Date any operating losses, net operating losses, capital losses, Tax credits or similar items attributable to a Pre-Closing Tax Period, (iv) make or change any Tax election with respect to the Company for a Pre-Closing Tax Period that could adversely affect the Stockholders or the Optionholders, or (v) take any action or enter into any transaction that would result in any increased Tax liability of the Company with respect to any Pre-Closing Tax Period.

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Section 6.08         Tax Refunds. Except to the extent included as an asset in the calculation of Closing Working Capital, the amount or economic benefit of any refunds, credits or offsets of Taxes of the Company for any Pre-Closing Tax Period shall be for the account of the Stockholders and the Optionholders. The amount or economic benefit of any refund, credit or offset of Taxes of the Company for any Straddle Period shall be equitably apportioned between the Stockholders and the Optionholders and Parent in accordance with the principles set forth in Section 6.05. Parent shall promptly pay or cause to be paid to the Stockholder Representative any such refund and the dollar value of any such credit or benefit. If the Stockholder Representative determines that the Surviving Corporation is entitled to file or make a claim for a refund or credit or an amended Tax Return providing for a refund or credit with respect to a Pre-Closing Tax Period, Parent shall cause the Surviving Corporation to file or make such claim or amended Tax Return, in each case at the Stockholders’ expense; provided, however, that Parent shall not be required to make such claim or amend a Tax Return of the Company if such claim or amendment would reasonably be expected to adversely affect Parent or the Surviving Corporation. Parent shall cooperate with any reasonable request by the Stockholder Representative relating to filing or making such claim or amended Tax Return or prosecuting such claim.

Section 6.09         Cooperation and Exchange of Information. The Stockholder Representative, the Company and Parent shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of the Stockholder Representative, the Company and Parent shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, the Stockholder Representative, the Company or Parent (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials.

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Section 6.10         Tax Treatment of Merger. Each of Parent, Merger Sub and the Surviving Corporation and each of their respective Affiliates shall not take any action and shall not fail to take any action which action or failure to act would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 6.11         Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 6.12         Payments to Parent. Any amounts payable to Parent pursuant to this Article VI shall be satisfied pursuant to and subject to Section 8.06.

Section 6.13         FIRPTA Statement. On the Closing Date, the Company shall deliver to Parent a certificate, dated as of the Closing Date, certifying to the effect that no interest in the Company is a U.S. real property interest (such certificate in the form required by Treasury Regulation Section 1.897-2(h) and 1.1445-2(c)) (the “FIPRTA Statement”).

Section 6.14         Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.19 and this Article VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

Section 6.15         Overlap. To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Article VI, the provisions of this Article VI shall govern.

Article VII
Conditions to closing

Section 7.01         Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)          This Agreement shall have been duly adopted by the Requisite Company Vote, and the issuance of Parent Shares pursuant to this Agreement shall have been approved by the Requisite Parent Vote.

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(b)          The filings of Parent and the Company pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(c)          No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(d)          The Company shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.03 and Parent shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.02, in each case, in form and substance reasonably satisfactory to Parent and the Company, and no such consent, authorization, order and approval shall have been revoked.

(e)          The S-4 Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order.

(f)          Parent Shares to be issued in the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance.

Section 7.02         Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Parent's waiver, at or prior to the Closing, of each of the following conditions:

(a)          Other than the representations and warranties of the Company contained in Section 3.01, Section 3.02(a), Section 3.04, Section 3.06 and Section 3.24, the representations and warranties of the Company contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Company contained in Section 3.01, Section 3.02(a), Section 3.04, Section 3.06 and Section 3.24 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

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(b)          The Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c)          No Action shall have been commenced against Parent, Merger Sub or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)          All approvals, consents and waivers that are listed on Section 3.03 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Parent at or prior to the Closing.

(e)          The Financing shall have been funded in accordance with the terms of the Financing Commitment Letter.

(f)          Since December 31, 2013, there shall not have occurred any Material Adverse Effect, nor shall any event or events, state of facts or circumstances have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(g)          The Company shall have delivered each of the closing deliverables set forth in Section 2.03(a).

(h)          Holders of no more than 7.5% of the outstanding shares of Company Stock as of immediately prior to the Effective Time, in the aggregate, shall have exercised, or remain entitled to exercise, statutory appraisal rights pursuant to Section 262 of the DGCL with respect to such shares of Company Stock.

Section 7.03         Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Company's waiver, at or prior to the Closing, of each of the following conditions:

(a)          Other than the representations and warranties of Parent and Merger Sub contained in Section 4.01 and Section 4.03, the representations and warranties of Parent and Merger Sub contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Parent and Merger Sub contained in Section 4.01 and Section 4.03 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

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(b)          Parent and Merger Sub shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by them prior to or on the Closing Date.

(c)          No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)          All approvals, consents and waivers that are listed on Section 4.02 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to the Company at or prior to the Closing.

(e)          Parent shall have delivered each of the closing deliverables set forth in Section 2.03(b).

Article VIII
Indemnification

Section 8.01         Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.21 which are subject to Article VI) shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the representations and warranties in (a) the first sentence of Section 3.01, Section 3.02(a), Section 3.04, Section 4.01 and Section 4.03 shall survive indefinitely, (b) Section 3.16, Section 3.17 and Section 3.18 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VI which are subject to Article VI) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in accordance with Section 8.05 prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02         Indemnification By Stockholders, Optionholders and Warrantholders. Subject to the other terms and conditions of this Article VIII, the Stockholders, Optionholders and Warrantholders, severally and not jointly (in accordance with their Pro Rata Shares), shall indemnify and defend each of Parent and its Affiliates (including the Company) and their respective Representatives (collectively, the “Parent Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees based upon, arising out of, with respect to or by reason of:

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(a)          any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement (other than in respect of Section 3.19, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VI);

(c)          any claim made by any Stockholder, Optionholder or Warrantholder relating to such Person's rights with respect to the Merger Consideration, or the calculations and determinations set forth on the Consideration Spreadsheet;

(d)          any amounts paid to the holders of Dissenting Shares, including any interest required to be paid thereon, that are in excess of what such holders would have received hereunder had such holders not been holders of Dissenting Shares;

(e)          any Transaction Expenses or Closing Indebtedness of the Company outstanding as of the Closing to the extent not paid or satisfied by the Company at or prior to the Closing, or if paid by Parent or Merger Sub at or prior to the Closing, to the extent not deducted in the determination of Closing Merger Consideration; or

(f)          any claim or right asserted or held by any person who is a current officer or director of the Company (against the Surviving Corporation, against Parent, against any Affiliate of Parent) of entitlement to indemnification or the reimbursement of expenses in connection with any indemnity claim or any other relief or remedy (under the Charter Documents, under any indemnification agreement or under any applicable Law providing for indemnification of directors or officers) with respect to any act or omission on the part of such person or any event or other circumstance that arose, occurred or existed at or prior to the Effective Time to the extent not covered by the D&O Tail Policy.

Section 8.03         Indemnification By Parent. Subject to the other terms and conditions of this Article VIII, Parent shall indemnify and defend each of the Stockholders and Optionholders and their Affiliates and their respective Representatives (collectively, the “Stockholder Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Stockholder Indemnitees based upon, arising out of, with respect to or by reason of:

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(a)          any inaccuracy in or breach of any of the representations or warranties of Parent and Merger Sub contained in this Agreement or in any certificate or instrument delivered by or on behalf of Parent or Merger Sub pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Parent or Merger Sub pursuant to this Agreement (other than Article VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to Article VI).

Section 8.04         Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)          Stockholders, Optionholders and Warrantholders shall not be liable to the Parent Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $250,000(the “Basket”), in which event Stockholders, Optionholders and Warrantholders shall be required to pay or be liable for all such Losses in excess of the Basket.

(b)          Parent shall not be liable to the Stockholder Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Parent shall be required to pay or be liable for all such Losses in excess of the Basket.

(c)          Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in the first sentence of Section 3.01, Section 3.02(a), Section 3.04, Section 4.01 and Section 4.03.

(d)          For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.05         Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”. For purposes of this Article VIII, (i) if Parent (or any other Parent Indemnitee) comprises the Indemnified Party, any references to Indemnifying Party (except provisions relating to an obligation to make payments) shall be deemed to refer to the Stockholder Representative, and (ii) if Parent comprises the Indemnifying Party, any references to the Indemnified Party shall be deemed to refer to the Stockholder Representative. Any payment received by the Stockholder Representative as the Indemnified Party shall be distributed to the Stockholders, Optionholders and Warrantholders in accordance with this Agreement.

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(a)          Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Stockholder, Optionholder or Warrantholder, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Parties. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Stockholder Representative and Parent shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

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(b)          Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)          Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Company's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)          Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.19 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VI) shall be governed exclusively by Article VI hereof.

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Section 8.06         Fund; Setoff Rights.

(a)          Any Losses payable to a Parent Indemnitee pursuant to Article VIII shall be satisfied (i) first from the Indemnification Escrow Cash; (ii) second from the Indemnification Escrow Shares; and (iii) to the extent the amount of Losses exceeds the amounts available to the Parent Indemnitee in the Escrow Fund, by offset against Contingent Payments, if any, (A) first up to an aggregate cash amount equal to $1,500,000 and (B) second up to an aggregate number Parent Shares having a fair market value equal to $1,000,000. Other than for Losses resulting from claims brought on the basis of fraud, willful misconduct or intentional misrepresentation, the Parent Indemnitees shall not have any rights to recover directly from the Stockholders, Optionholders or Warrantholders. With respect to Losses resulting from a claims brought on the basis of fraud, willful misconduct or intentional misrepresentation, to the extent the Escrow Fund and the Contingent Payments are insufficient to indemnify the Parent Indemnitees for such Losses, the Stockholders, Optionholders and Warrantholders shall be severally, and not jointly, responsible for such Losses (in accordance with their Pro Rata Shares); provided that the maximum liability of each Stockholder, Optionholder and Warrantholders under this Article VIII shall not exceed the amount such holder actually received pursuant to this Agreement. The value of an Indemnnification Escrow Share for the purposes of satisfying Losses shall be the numerical average of the volume weighted average prices on Nasdaq (as reported by Bloomberg, L.P.) for one Parent Share for the forty five (45) consecutive trading days immediately preceding the date such Indemnification Escrow Share is released from the Escrow Fund.

(b)           On the date that is twelve (12) months after the Closing, the Escrow Agent shall distribute to the Stockholders, Optionholders and Warrantholders in accordance with their Pro Rata Shares from the Escrow Fund as set forth in the Escrow Agreement an amount equal to: (i) the lesser of (A) $750,000 and (B) the remaining amount of the Escrow Fund minus (ii) the amount of any claims made by Parent under this Article VIII for Losses prior to such date.

(c)          Upon the termination of the Escrow Fund on the date that is eighteen (18) months after the Closing pursuant to the terms of the Escrow Agreement, the Escrow Agent shall pay any amounts remaining in the Escrow Fund to the Stockholders, Optionholders and Warrantholders as set forth in the Escrow Agreement in accordance with their Pro Rata Shares.

Section 8.07         Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law. Any indemnification obligation under this Agreement shall be net of any Tax Benefit realizable by the Indemnitee or its Affiliates. As used herein, “Tax Benefit” shall mean the Tax savings attributable to any deduction, expense, loss, credit or refund to the Indemnitee or its Affiliates, resulting from the Loss giving rise to the indemnification payment to the extent that such Tax Benefit is actually paid to, credited to, or deducted and applied to reduce a Post-Closing Tax liability of Parent or the Surviving Corporation; provided, that such credits or deductions shall be considered to be realized only after taking into account all other available losses and deductions of Parent or the Surviving Corporation , as applicable.

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Section 8.08         Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party's waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

Section 8.09         Exclusive Remedies. Subject to Section 10.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VI and this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VI and this Article VIII. Nothing in this Section 8.08 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party's fraudulent, criminal or intentional misconduct.

Article IX
Termination

Section 9.01         Termination. This Agreement may be terminated at any time prior to the Closing:

(a)          by the mutual written consent of the Company and Parent;

(b)          by Parent by written notice to the Company if:

(i)          neither Parent nor Merger Sub is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by the Company within ten days of the Company's receipt of written notice of such breach from Parent; or

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(ii)         any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Date unless such failure shall be due to the failure of Parent to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)          by the Company by written notice to Parent if:

(i)          the Company is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Parent or Merger Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Parent or Merger Sub within ten days of Parent's or Merger Sub's receipt of written notice of such breach from the Company; or

(ii)         any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Date, unless such failure shall be due to the failure of the Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(iii)        (x) the Company has not violated any of its covenants contained in Section 5.03, (y) the Company has received a Superior Proposal and has complied with Section 5.03(e), and (z) the Company Board has approved the termination of this Agreement and the Company promptly enters into a definitive agreement providing for the implementation of the Superior Proposal; provided, however, that with any such termination under this Section 9.01(c)(iii) the Company shall, prior to or concurrently with, such termination make the payment required under Section 9.02(b);

(iv)        (x) the Company has not breached its representations and warranties contained in Article III and has not violated any of its covenants contained in Section 5.11, (y) the conditions to closing set forth in Section 7.01 have been fulfilled, and (y) Parent has failed to fulfill the condition set forth in Section 7.02(e) by the Outside Date, including any extensions thereto; or

(d)          by Parent or the Company if:

(i)          there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; or

(ii)         if the Requisite Company Vote or the Requisite Parent Vote shall not have been obtained at the applicable Stockholders’ Meeting or any adjournment or postponement thereof taken in accordance with this Agreement; provided, however, that if any such termination under this Section 9.01(d)(ii) by Parent is a result of the failure to obtain the Requisite Parent Vote, Parent shall, prior to or concurrently with such termination make the payment required under Section 9.02(b); or

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(iii)        if the Merger has not been consummated by May 31, 2015; provided, that Parent may extend such date to July 31, 2015 with five (5) Business Days prior written notice to the Company if (A) either (x) Parent has been unable to fulfill the closing condition set forth in Section 7.02(e) or (y) there are delays resulting directly from comments from the SEC with respect to the S-4 Registration Statement and (B) Parent has provided the Bridge Loan to the Company by May 15, 2015 (the later of such dates, the “Outside Date”);

provided, that the right to terminate this Agreement pursuant to this Section 9.01(d) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

Section 9.02         Effect of Termination.

(a)          Except as set forth in Section 9.02(b), if this Agreement is terminated pursuant to Section 9.01, all obligations of the parties hereunder shall terminate without any Liability of either party to the other party, except that any such termination of this Agreement shall not relieve: (a) any party of its liability to the other parties with respect to any fraud by such party or material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement or the other Ancillary Documents, in each case occurring prior to such termination; or (b) the parties obligations under in this Article IX, Section 5.02(b) and Article X hereof.

(b)          Termination Fee.

(i)          The Company shall pay to Parent the amount of $4,000,000 in cash (the “Termination Fee”) in the event that this Agreement is terminated by the Company pursuant to Section 9.01(c)(iii). Notwithstanding anything to the contrary in this Agreement, Parent’s receipt of the Termination Fee from the Company pursuant to this Section 9.02(b)(i) shall be the sole and exclusive remedy of Parent for the Company’s termination of this Agreement pursuant to Section 9.01(c)(iii).

(ii)         Parent shall pay to the Company the amount of $3,000,000 in cash less the Bridge Loan plus accrued and unpaid interest thereon, if applicable, (the “Reverse Termination Fee”) in the event that this Agreement is terminated:

(A)          by Parent or the Company pursuant to Section 9.01(d)(ii); or

(B)         by the Company pursuant to Section 9.01(c)(iv).

Notwithstanding anything to the contrary in this Agreement, the Company’s receipt of the Reverse Termination Fee from Parent pursuant to this Section 9.02(b)(ii) shall be the sole and exclusive remedy of the Company for Parent’s or the Company’s termination of this Agreement pursuant to Section 9.01(d)(ii) and Section 9.01(c)(iv).

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(iii)        Under no circumstances shall either the Termination Fee or the Reverse Termination Fee be payable more than once. The Company and Parent each acknowledges that the agreements contained in this Section 9.02 are an integral part of the transactions contemplated hereby, and that, without these agreements, the Company, Parent and Merger Sub would not enter into this Agreement.

Article X
Miscellaneous

Section 10.01         The Stockholder Representative.

(a)          By approving this Agreement and the transactions contemplated hereby or by executing and delivering a Letter of Transmittal or an Optionholder Agreement, each Stockholder, Optionholder or Warrantholder shall have irrevocably authorized and appointed the Stockholder Representative as such Person’s representative and attorney-in-fact to act on behalf of such Person with respect to this Agreement and the Escrow Agreement and to take any and all actions and make any decisions required or permitted to be taken by the Stockholder Representative pursuant to this Agreement or the Escrow Agreement, including the exercise of the power to:

(i)          give and receive notices and communications;

(ii)         authorize delivery to Parent of cash from the Escrow Fund in satisfaction of any amounts owed to Parent pursuant to Section 2.17 or from the Escrow Fund in satisfaction of claims for indemnification made by Parent pursuant to Article VI and Article VIII;

(iii)        agree to, negotiate, enter into settlements and compromises of, and comply with orders or otherwise handle any other matters described in Section 2.17;

(iv)        agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Parent pursuant to Article VI and Article VIII;

(v)         litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to Article VI and Article VIII;

(vi)        execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any Ancillary Document (including the Escrow Agreement);

(vii)       make all elections or decisions contemplated by this Agreement and any Ancillary Document (including the Escrow Agreement);

(viii)      engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist the Stockholder Representative in complying with its duties and obligations; and

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(ix)         take all actions necessary or appropriate in the good faith judgment of the Stockholder Representative for the accomplishment of the foregoing.

Parent shall be entitled to deal exclusively with the Stockholder Representative on all matters relating to this Agreement (including Article VIII) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Stockholder, Optionholder or Warrantholder by the Stockholder Representative, and on any other action taken or purported to be taken on behalf of any Stockholder, Optionholder or Warrantholder by the Stockholder Representative, as being fully binding upon such Person. Notices or communications to or from the Stockholder Representative shall constitute notice to or from each of the Stockholders, Optionholders and Warrantholders. Any decision or action by the Stockholder Representative hereunder, including any agreement between the Stockholder Representative and Parent relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Stockholders, Optionholders and Warrantholders and shall be final, binding and conclusive upon each such Person. No Stockholder, Optionholder or Warrantholder shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or Stockholders, Optionholders or Warrantholder, or by operation of Law.

(b)          The Stockholder Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of a majority in interest of the Stockholders, Optionholders and Warrantholders according to each Stockholder's, Optionholder's and Warrantholder’s Pro Rata Share (the “Majority Holders”); provided, however, in no event shall the Stockholder Representative resign or be removed without the Majority Holders having first appointed a new Stockholder Representative who shall assume such duties immediately upon the resignation or removal of the Stockholder Representative. In the event of the death, incapacity, resignation or removal of the Stockholder Representative, a new Stockholder Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Stockholder Representative shall be sent to Parent, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Parent; provided, that until such notice is received, Parent, Merger Sub and the Surviving Corporation shall be entitled to rely on the decisions and actions of the prior Stockholder Representative as described in Section 10.01(a) above.

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(c)          The Stockholder Representative shall not be liable to the Stockholders, Optionholders or Warrantholders for actions taken pursuant to this Agreement or the Escrow Agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence or involved fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by the Stockholder Representative shall be conclusive evidence of good faith). The Stockholders, Optionholders and Warrantholders shall severally and not jointly (in accordance with their Pro Rata Shares), indemnify and hold harmless the Stockholder Representative from and against, compensate it for, reimburse it for and pay any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with its activities as the Stockholder Representative under this Agreement and the Escrow Agreement (the “Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided, that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence, fraud, intentional misconduct or bad faith of the Stockholder Representative, the Stockholder Representative shall reimburse the Stockholders, Optionholders and Warrantholders the amount of such indemnified Representative Loss attributable to such gross negligence, fraud, intentional misconduct or bad faith. The Representative Losses shall be satisfied: (i) from the Stockholder Representative Expense Fund; (ii) from any additional amounts the Stockholder Representative directs, in its sole discretion, by written notice to Parent, that Parent add to the Stockholder Representative Expense Fund from the proceeds of any payment that would otherwise be made to Stockholders, Optionholders or Warrantholders from the Escrow Fund or with respect to any Contingent Payment; and (iii) to the extent the amount of the Representative Losses exceeds amounts available to the Stockholder Representative under (i) and (ii), from the Stockholders, Optionholders and Warrantholders, severally and not jointly (in accordance with their Pro Rata Shares). As soon as practicable after the date on which the final obligation of the Stockholder Representative under this Agreement and the Escrow Agreement have been discharged or such other date as the Stockholder Representative deems appropriate, the Escrow Agent shall pay any amounts remaining in the Stockholder Representative Fund to the Stockholders, Optionholders and Warrantholders in accordance with their Pro Rata Shares, as set forth in the Escrow Agreement.

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(d)          The Stockholder Representative agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other parties hereto (i) during the course of the negotiations leading to the consummation of the transactions contemplated hereby and (ii) otherwise in connection with the performance of the terms hereof, in each case, whether obtained before or after the date of this Agreement and/or the Closing Date. In the event the transactions contemplated hereby shall not be consummated, the Stockholder Representative will return to the other parties all copies of nonpublic documents and materials which have been furnished in connection therewith. Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Parent or Merger Sub, to their counsel, accountants or Affiliates, and in the case of the Securityholders’ Agent, to their counsel or accountants). The Stockholder Representative shall not use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed Merger or in connection with its duties hereunder. Notwithstanding the foregoing, the obligation of the Stockholder Representative to treat such documents, materials and other information in confidence or to limit the use of such documents, materials and other information shall not apply to any information which (a) is or becomes available to the Stockholder Representative from a source other than the Stockholder Representative or its agents, (b) is or becomes available to the public other than as a result of disclosure by the Stockholder Representative or its agents, (c) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed or (d) the Stockholder Representative reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby. Notwithstanding anything in this Agreement to the contrary, following Closing, the Stockholder Representative shall be permitted to disclose information (i) as required by law; provided, however, that the Stockholder Representative shall use commercially reasonable efforts to preserve the confidentiality of such information and provide Parent prompt written notice of the intended disclosure sufficient to enable Parent to seek a protective order or otherwise prevent such disclosure, and provided further that the Stockholder Representative shall reasonably cooperate with Parent at Parent’s request and sole expense to prevent or minimize such disclosure, (ii) to its employees, advisors or consultants and to the Stockholders, in each case who have a need to know such information, provided that such persons either (A) agree to observe the terms of this Section 10.01(d) or (B) are bound by obligations of confidentiality to the Stockholder Representative of at least as high a standard as those imposed on the Stockholder Representative under this Section 10.01(d) (and in each case Parent and the Company are expressly made third party beneficiaries of such obligations), and (iii) to the extent necessary to enforce the Stockholders rights hereunder or defend against assertions or claims by Parent or its Affiliates hereunder in any Legal Proceedings involving a dispute between Parent and/or the Company, on the one hand, and the Stockholders and/or the Stockholder Representative, on the other hand, including to any Governmental Authority or an arbitrator or other involved party (e.g., opposing counsel, expert witnesses, investigators) in connection therewith.

Section 10.02         Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, Parent and the Company shall be equally responsible for (i) all filing and other similar fees payable in connection with any filings or submissions under the HSR Act and (ii) the costs and expenses incurred in connection with the filing, printing and mailing of the S-4 Registration Statement and the Proxy Statement/Prospectus, if required, (including any SEC filing fees).

Section 10.03         Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.03):

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If to the Company:	Celleration Inc.
6321 Bury Drive, Suite 15
Eden Prairie, MN 55346
Facsimile: (952) 945-4304
E-mail: mwagner@celleration.com
Attention: Mark Wagner

with a copy to:	Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, MN 55402
Facsimile: (612) 395-5247
E-mail: moore.brian@dorsey.com
Attention: Brian G. Moore, Esq.

If to Parent or Merger Sub:	Alliqua BioMedical, Inc.
2150 Cabot Blvd. West
Langhorne, PA 19047
Facsimile: (215) 702-8535
E-mail: djohnson@alliqua.com
Attention: David Johnson

with a copy to:	Haynes and Boone, LLP
30 Rockefeller Plaza
26th Floor
New York, NY 10112
Facsimile: (212) 884-8234
E-mail: rick.werner@haynesboone.com
Attention: Rick A. Werner, Esq.

If to the Stockholder Representative:	Christopher Geyen
2528 Wood Duck Trail
Shakopee, MN 55379
Facsimile: (612) 845-0993
E-mail: Christophergeyen@yahoo.com

Section 10.04         Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibit mean the Articles and Sections of, and Disclosure Schedules and Exhibit attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibit referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

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Section 10.05         Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.06         Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.07         Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibit and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.08         Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.09         No Third-party Beneficiaries. Except as provided in Section 5.09, Section 6.03 and Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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Section 10.10         Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Parent, Merger Sub and the Company at any time prior to the Effective Time; provided, however, that after the Requisite Company Vote is obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the Stockholders, without the receipt of such further approvals. Any failure of Parent or Merger Sub, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company (with respect to any failure by Parent or Merger Sub) or by Parent or Merger Sub (with respect to any failure by the Company), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 10.11         Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)          This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)          ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF PENNSYLVANIA IN EACH CASE LOCATED IN BUCKS COUNTY, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

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Section 10.12         Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity; provided, however, that the Company shall only be entitled to seek specific performance of the terms of this Agreement from Parent and Merger Sub if (i) all of the conditions set forth in Section 7.01 and Section 7.02 have been fulfilled and (ii) the Financing has been funded or will be funded at the Closing. Under no circumstance shall the Company be permitted or entitled to receive both a grant of specific performance to cause the Merger to be consummated that results in the Closing pursuant to the foregoing sentence and payment of the Reverse Termination Fee from Parent.

Section 10.13         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CELLERATION INC.

By	/s/ Mark Wagner
Name: Mark Wagner
Title: Chief Executive Officer

ALLIQUA BIOMEDICAL, INC.

By	/s/ David I. Johnson
Name: David. I. Johnson
Title: Chief Executive Officer

ALQA CEDAR, INC.

By	/s/ Brian Posner
Name: Brian Posner
Title: President and Secretary

Each of the following, solely in their
capacity as Stockholder
Representative

By	/s/ George Arida
Name: George Arida

By	/s/ Edson Spencer, Jr.
Name: Edson Spencer, Jr.

By	/s/ Christopher Geyen
Name: Christopher Geyen

[Signature Page to Agreement and Plan of Merger]